UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
CANTALOUPE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Rules 14a-6(i)(1) and 0-11.

CANTALOUPE, INC.

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT
RETURN OF PROXY
Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting. If you attend the meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

i

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, NOVEMBER 30, 2022
Dear Shareholder:
You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Cantaloupe, Inc. (“Cantaloupe” or the “Company”) to be held online in a virtual format at 11:00 a.m., ET, on Wednesday, November 30, 2022 via live webcast at www.virtualshareholdermeeting.com/CTLP2023. There will be no physical meeting.
The meeting is being held to consider and act upon the following matters:
1)	To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Shareholders;
2)	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2023;
3)	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;
4)	To approve an amendment to the Company’s 2018 Equity Incentive Plan; and
5)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
The Board of Directors established September 8, 2022 as the record date for the determination of shareholders entitled to receive notice of, and vote at, the meeting. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CTLP2023. To participate in the Annual Meeting, you must have your sixteen-digit control number located on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Your vote is important. To be sure your shares are voted at the meeting, please follow the instructions provided to you. Your cooperation is appreciated since a majority of the outstanding shares of the Company must be represented, either in person or by proxy, to constitute a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for the purposes of a quorum.
We look forward to meeting with you on November 30, 2022.
By Order of the Board of Directors,

Ravi Venkatesan
President and Chief Executive Officer
Malvern, Pennsylvania
October 28, 2022
Important Notice regarding the Availability of Proxy Materials: the proxy statement and form of proxy card are available at: www.proxyvote.com

CANTALOUPE, INC.
100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
PROXY STATEMENT
This Notice of Proxy Materials (the “Notice”) is first being sent to shareholders on or about October 28, 2022, and are furnished in connection with the solicitation of proxies to be voted at the 2023 Annual Meeting of Shareholders. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/CTLP2023 at 11:00 a.m., ET, on Wednesday, November 30, 2022. There will be no physical in person meeting. Your proxy is solicited by the Company’s Board of Directors (the “Board”).
ABOUT THE ANNUAL MEETING
Why am I receiving a notice regarding the availability of proxy materials on the Internet?
You are receiving a Notice because, as of the close of business on September 8, 2022, you owned shares of common stock, no par value (“Common Stock”), or series A convertible preferred stock, no par value (“Series A Preferred Stock”), of the Company. We are providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. The Notice will indicate how to access our proxy statement on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
When you execute your proxy, you appoint Scott Stewart and Davina Furnish each as your representatives at the annual meeting. Mr. Stewart and/or Ms. Furnish will vote your shares at the meeting as you have instructed them on the proxy card. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Stewart and/or Ms. Furnish will vote your shares, under your proxy, in accordance with their best judgment.
How can I attend the annual meeting?
We look forward to continuing to provide expanded access, improved communication, and cost savings for the Company and our shareholders by holding our Annual Meeting entirely online. We believe a live virtual meeting enables increased shareholder attendance and participation and is an efficient use of resources for our shareholders and the Company. Accordingly, the 2023 Annual Meeting of Shareholders will be held in live virtual format. Only such shareholders as of the close of business on September 8, 2022, their proxy holders, and our invited guests may attend the 2023 Annual Meeting of Shareholders. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/CTLP2023 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, technical support phone numbers will be posted on the virtual meeting log-in page.
What am I voting on?
At the Annual Meeting, we will ask holders of our Common Stock or Series A Preferred Stock to consider and vote upon the following items:
1.	Election of Directors
The election of nine directors to serve until the 2023 Annual Meeting of Shareholders.
2.	Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023.
3.	Advisory Vote on the Compensation of our Named Executive Officers
A “Say-on-Pay” advisory vote on the approval of the compensation of the Company’s named executive officers.
4.	Amendment to our 2018 Equity Incentive Plan
Approval of an amendment adding shares to the Company’s 2018 Equity Incentive Plan.

Who is entitled to vote?
Shareholders as of the close of business on September 8, 2022 are entitled to vote. This is referred to as the record date. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1988 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number.
How do I vote my shares without attending the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:
By Internet or Telephone - If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on November 29, 2022. If you vote by internet or telephone, you need not return your proxy card.
By Mail - If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.
How do I vote my shares virtually at the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you can participate in the Annual Meeting live online at www.virtualshareholdermeeting.com/CTLP2023. The webcast will start on November 30, 2022 at 11:00 a.m., Eastern Time. You may vote and submit questions while attending the Annual Meeting online. You will need the sixteen-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Street name shareholders must provide specific instructions on how to vote your shares by completing and returning the voting instruction form provided by your bank, broker, trustee or other nominee. Even if you plan to attend the virtual meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes. Street name holders may vote in person only if they have a legal proxy as described above.
How many votes do you need to hold the meeting?
As of September 8, 2022, the record date for the Annual Meeting, there were 71,207,416 shares of Common Stock and 385,282 shares of Series A Preferred Stock of the Company. Only holders of Common Stock or Series A Preferred Stock of record at the close of business on September 8, 2022 will be entitled to vote. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1988 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. The number of votes to which each share of Series A Preferred Stock is entitled is equal to the votes attributable to that number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. A majority of the Company’s outstanding shares as of the record date must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum.
Your shares will be counted as present at the meeting if you:
•	vote via the Internet or by telephone, if available;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the virtual meeting and vote electronically.

What does it mean if I receive more than one Notice?
It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee. Please vote all proxies to ensure that all your shares are represented at the meeting. In the future, you may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	sending written notice to the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355 so that it is received prior to November 30, 2022;
•	voting again over the Internet or via telephone, if available, prior to 11:59 p.m., ET, on November 29, 2022;
•	signing another proxy with a later date and sending it so that it is received prior to November 28, 2022; or
•	attending the virtual meeting and voting electronically.
How are votes counted?
Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted (1) for the nine Board nominees in Proposal 1; (2) in favor of the ratification of Proposal 2; (3) in favor of the recommendation in Proposal 3; and (4) in favor of the recommendation in Proposal 4. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.
How may I vote for the nominees for election of director?
With respect to the election of each nominee for director, you may:
•	vote FOR the election of the nominee for director;
•	vote AGAINST the election of the nominee for director; or
•	ABSTAIN from voting for the election of the nominee for director.
How many votes must the nominees for election of director receive to be elected?
Directors will be elected by a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number). Abstentions will not have any effect on the election of directors. Pursuant to the Company’s Director Majority Voting Policy, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee.
How may I vote for the ratification of the appointment of the independent registered public accountants?
With respect to the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2023, you may:
•	vote FOR ratification;
•	vote AGAINST ratification; or

•	ABSTAIN from voting on the proposal.
How many votes must the ratification of the appointment of the independent registered public accountants receive to pass?
The ratification of the appointment of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.
How may I vote on the advisory vote to approve the compensation of the Company’s named executive officers?
With respect to the advisory vote to approve the compensation of the Company’s named executive officers, you may:
•	vote FOR approval of the compensation;
•	vote AGAINST approval of the compensation; or
•	ABSTAIN from voting.
How many votes must the advisory vote to approve the compensation of the Company’s named executive officers receive to pass?
The proposal to approve the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.
How may I vote on the approval of the proposed amendment to the Company’s 2018 Equity Incentive Plan?
With respect to the vote to approve the amendment to the Company’s 2018 Equity Incentive Plan:
•	vote FOR approval of the amendment;
•	vote AGAINST approval of the amendment; or
•	ABSTAIN from voting.
How many votes must the approval of the proposed amendment to the Company’s 2018 Equity Incentive Plan receive to pass?
The proposal to approve the proposed amendment of the Company’s 2018 Equity Incentive Plan must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed card but do not provide voting instructions, your shares will be voted FOR the nine named director nominees, FOR the ratification of the appointment of the independent registered public accountants, and FOR approval of the compensation of the Company’s named executive officers. In addition, your proxy will be voted in the discretion of Mr. Stewart and/or Ms. Furnish with respect to any other business that properly comes before the meeting.
If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.
What if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote on the election of directors, the ratification of the appointment of the independent registered public accountants or the approval of the compensation of the Company’s named executive officers.
Will my shares be voted if I do not vote my proxy?
If your shares are held in “street name” through a bank, broker or other nominee, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the ratification of the appointment of our independent registered public accountants. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.
Broker non-votes refer to shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner on a proposal for which the broker or other nominee does not have discretion to vote without specific instructions from the beneficial owner. Broker non-votes will be counted as present for purposes of determining the existence of a quorum but would not affect the outcome of the adoption of any proposal or the election of directors.
Where do I find the voting results of the meeting?
We will announce preliminary voting results at the meeting and will publish the final results in a Current Report on Form 8-K filed within four business days after the meeting. The report will be filed with the Securities and Exchange Commission (“SEC”), and you may obtain a copy by contacting the Corporate Secretary at (610) 989-0340 or through our website at www.cantaloupe.com or the SEC’s EDGAR system at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS
In accordance with our Bylaws, the Board has fixed the number of directors at nine members. The following nominees are standing for re-election to the Board at the meeting: Lisa P. Baird, Douglas G. Bergeron, Ian Harris, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling, Ravi Venkatesan, and Shannon S. Warren. Directors will be elected to hold office until the 2024 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.
There are no arrangements or understandings between any nominee and any other person pursuant to which he or she was or is to be selected as a director. None of the nominees has a family relationship with any other nominee or director or any executive officer of the Company or any of its subsidiaries. The Board has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Harris, who previously served as an advisor to the Company, and Mr. Venkatesan, who began serving as the Company’s President and Chief Executive Officer (“CEO”) on October 1, 2022.
The Board unanimously recommends a vote “FOR” the nine nominees for Director.
Nominees for Election as Director
Information on each of the nominees for the Board, including each nominee’s principal occupation and business experience for at least the last five years, the names of other publicly held companies for which he or she serves as a director or has served as a director in the last five years, and the experience, qualifications, attributes and skills considered among the most important by our Nominating and Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below.
Lisa P Baird. Age 61 and a director since April 2020. Ms. Baird is founder of and Independent Consultant for LPB Advisors, providing board level advisory and consulting services since 2020. She has served as an Independent Director on the Board of Fox Racing, recently acquired by Vista Outdoor Inc, Elite Sportswear, L.P., a global leader in sportswear, and Soundview Paper Company, LLC, a consumer paper products company. Ms. Baird has extensive experience as a senior executive responsible for sales, communications, marketing, and governance for top sports properties including the NFL, USOPC and NWSL and Fortune 50 companies including IBM, General Motors, Bristol Myers, Johnson & Johnson and the Procter & Gamble Company. She currently serves as an advisor to WinCup, Inc. Ms. Baird earned an A.B. in English from Penn State University (1982) where she also earned an MBA from The Smeal College of Business (1984).
We believe Ms. Baird’s strong communications, marketing, sales and operating experience and a proven record of creating, building, and leading well-known brands provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Douglas G. Bergeron. Age 61 and Chairman of the Board since April 2020. Mr. Bergeron is a Senior Advisor of Hudson Executive Capital LP (“Hudson Executive”), an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets. Mr. Bergeron is also the CEO of Hudson Executive Investment Corp. II, and III, special purpose acquisition companies formed to acquire technology-driven, disruptive businesses. Mr. Bergeron has served as the founder and sole shareholder of DGB Investments, Inc., a diversified holding company of technology investments, since 2002. In 2001, he led the acquisition of VeriFone Systems, Inc. (Verifone), a company that provides technology for electronic payment transactions at the point-of-sale, from Hewlett-Packard. In 2002, Mr. Bergeron, as Chief Executive Officer of Verifone, partnered with GTCR, a private equity firm, and grew VeriFone into a multi-national company with an enterprise value exceeding $4 billion by 2013, when he left the company. Mr. Bergeron has been a member of the Board of Directors of Renters Warehouse, an online exchange for occupied and performing single family rentals since 2015, a member of the Board of Directors of Pipeworks Studios, a consumer and commercial games studio from 2018 to 2020, a member of the Board of Directors of United Language Group, a translation, localization and interpreting provider, since 2016, the Chairman of the Board of Opus, Inc., a SaaS-based compliance solution provider, from 2013 to 2020, and the Chairman of the Board of Nyotron, a cyber security software company, from 2017 to 2021. Mr. Bergeron holds an Honours B.A. in Computer Science from York University in Toronto and a Masters of Science in Systems Management from the University of Southern California in Los Angeles. In 2013, he was awarded an Honorary Doctorate of Laws (LLD) from York University.
We believe Mr. Bergeron’s extensive experience in the payments industry and his background in finance provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Ian Harris. Age 33 and a director since February 2022. Mr. Harris is a Director and Senior Analyst for Hudson Executive, an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets, engaged there since 2017. From August 2020 until February 2022, Mr. Harris also served as an advisor to the Company’s management team and the Board on financial and operational matters. Prior to joining Hudson Executive, Mr. Harris served as an investment banking Associate at Barclays Capital. Mr. Harris received his Bachelor of Arts degrees from Brown University.
We believe Mr. Harris’s familiarity with the Company and his background in corporate finance and investing provides the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.
Jacob Lamm. Age 57 and a director since April 2020. Mr. Lamm is founder and Independent Consultant to Enterik Advisory LLC, providing executive and board level consulting services with a focus on organic and inorganic growth strategies. Mr. Lamm was the Chief Operating Officer of InVisionApp Inc., a digital product design platform, from 2020 to 2022. He previously served as Executive Vice President of CA Technologies, a provider of information technology management software and solutions, from 2009 to 2019, where he was responsible for corporate strategy, M&A, venture investing, strategic alliances, and new business incubation. Prior to joining CA Technologies, he co-founded and served as CTO of Professional Help Desk, a provider of Service Management software that was acquired by CA Technologies. Additionally, Mr. Lamm has served as a director of both private and non-profit organizations, serving as a director for the Long Island High Technology Incubator, the New York State Smart Grid Consortium and Watermark Medical Inc., a medical technology company focused on remote diagnostic testing, therapy and patient follow-up, the latter from 2010 to 2018. Mr. Lamm earned a B.S. in computer information science from the City University of New York - Brooklyn College.
We believe Mr. Lamm’s extensive experience in high-growth technology companies provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Michael K. Passilla. Age 55 and a director since April 2020. Mr. Passilla has served as the CEO of Posillipo Ventures, Inc., an investment and advisory services business, since 2018. He previously served as Vice Chairman at Chase Merchant Services, the global payment processing division of JPMorgan Chase & Co, from 2016 to 2018. Prior to that, he was the Chief Executive Officer of Chase Merchant Services from 2013 to 2016. Mr. Passilla was the Chief Executive Officer and President of Elavon, Inc., a global payments processing firm, from 2010 to 2013. Mr. Passilla has been a member of the Board of Directors of Priority Technology Holdings, Inc., an IT service management company, since 2019, a Strategic Advisor to Optimized Payments, Inc., a consulting and analytics firm specializing in the payments ecosystem, a member of the Board of Directors of Bridge2 Solutions, LLC, a SaaS platform technology company, since 2020, and a member of the Board of Directors of P97 Networks, Inc., a mobile commerce and digital marketing platform, since 2019. Mr. Passilla earned a BBA from the University of Notre Dame and earned an MBA from The J.L. Kellogg Graduate School of Management at Northwestern University.
We believe Mr. Passilla’s leadership experience and extensive knowledge of the payments industry provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Ellen Richey. Age 73 and a director since April 2020, served as Vice Chairman of Risk and Public Policy of Visa Inc. (Visa), a global payments technology company, from 2014 to 2019, and as Chief Risk Officer from 2017 to 2019. In such roles, Ms. Richey oversaw risk management, including enterprise risk, settlement risk, operational resilience, internal audit, and risks to the integrity of the broader payments ecosystem, and served as a member of Visa’s senior executive committee. During 2014, Ms. Richey concurrently served as Chief Legal Officer, assuming responsibility for the legal function in addition to her risk responsibilities. From 2007 to 2013, Ms. Richey served as Executive Vice President and Chief Enterprise Risk Officer. In that role, she was responsible for oversight of Visa’s compliance, audit and risk teams, including payment system risk, settlement risk and enterprise risk. Ms. Richey has been a member of the Board of Directors and a Risk Committee member of Green Dot Corporation since 2020, and has served as Executive Vice President and member of the Board of Directors of Green Visor Financial Technology Acquisition Corp I since 2021. She also serves on the Board of Directors of the Girl Scouts of Northern California, and chaired the board from 2017 to 2022. Ms. Richey earned a B.A. in Linguistics and Far Eastern Languages from Harvard University (1970) and a J.D. from Stanford University (1977), and served as a law clerk for Associate Justice Lewis F. Powell, Jr., of the United States Supreme Court, from 1979 to 1980.
We believe Ms. Richey’s extensive experience in the payments industry and in risk management, compliance and audit provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Anne M. Smalling. Age 57 and a director since April 2020. Ms. Smalling has served as President and Managing Partner of HM International, LLC (HMI), a privately-held business that acquires undervalued assets and builds a steady trajectory of worth since 1999. As President and Managing Partner, Ms. Smalling provides oversight and supervision of the operating businesses in their succession, strategic planning, financing, acquisition and divestitures and major capital expenditures. She sits on the advisory boards of Tiff’s Treats, Access Venture Partners, and 2X Partners. Ms. Smalling currently serves as the Chair of the Boards of Directors of Quality Sausage Company, LLC, which is a leader in custom/proprietary pre-cooked meats and pepperoni supplying products to industrial and foodservice customers, since 2014, and American Innovations, a provider of compliance solutions to oil and gas pipelines thru an integrated family of hardware, software and professional services, since 2004. She also serves on the Boards of Directors of Igasamex, S. de R.L. de C.V., a developer of private natural gas distribution systems in Mexico, since 1995, Garrison Brothers, a bourbon distillery, since 2013, and rateGenius, Inc., a multi-state, web-based loan brokerage company, since 1999. She formerly served as Chairman of Windsor Quality Food Company, a leader in frozen food manufacturing for consumers and foodservice, from 2004 to 2014. Ms. Smalling earned a B.S. in Developmental Psychology from Cornell University (1987) and an MBA from Harvard Business School (1992).
We believe Ms. Smalling’s operational expertise and experience in strategic planning and financing in a broad range of industries, provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Ravi Venkatesan. Age 46 and appointed director, effective September 30, 2022. Mr. Venkatesan is the Company’s Chief Executive Officer. Mr. Venkatesan served as the Company’s Chief Operating Officer from February 2022 until his promotion as CEO and prior to that, as the Company’s Chief Technology Officer since December 2020. Prior to joining the Company, Mr. Venkatesan was Head of Innovation at Bakkt. He held the dual roles of Chief Technology Officer and Chief Product Officer at Bridge2 Solutions, preceding its sale to ICE, the parent company of Bakkt. Prior to his position at Bakkt he was the Vice President of Information Technology Strategy and Delivery at Cbeyond. Earlier in his career he served as a consulting leader with Accenture. Mr. Venkatesan graduated from Bangalore University with a degree in Electronics and holds an MBA in Finance and Information Management from the Management Development Institute.
We believe Mr. Venkatesan’s track record of technology leadership and experience in payments companies, as well as his unique understanding of our operations, opportunities and challenges provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.
Shannon S. Warren. Age 52 and a director since April 2020. Ms. Warren is the owner and principal of SSW Consulting LLC, which provides risk and finance advisory services. Ms. Warren was the Chief Control Officer of JPMorgan Chase & Co. (JPM), a global financial services firm, from 2012 to 2016. In this role, she established the Oversight and Control function, designed the framework for the identification and management of operational risk in all products and services offered by JPM, implemented more comprehensive operational risk management technology and managed supervisory regulatory relationships globally. Prior to this role, Ms. Warren was the Corporate Controller and held several additional finance roles at JPM since joining in 2000, and has expertise with accounting and financial reporting matters. She currently serves as a member of the Board of Directors of Firstkey Homes LLC, Member of the Competitiveness Council for Cerberus Operations and Advisory Company, and advisor to Brex, Inc., Doma Holdings, Inc. and Azimuth GRC. Ms. Warren is a graduate of the University of Michigan and is a Certified Public Accountant (inactive).
We believe Ms. Warren’s extensive experience in the payments industry and in compliance and audit provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD
The Company is organized under the laws of the Commonwealth of Pennsylvania and is governed by the Board. As permitted under Pennsylvania law and the Company’s Articles of Incorporation and Bylaws, the Board has established and delegated certain authority and responsibility to five standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Compliance Committee and Finance Committee. The Board annually reviews the membership of, and the authority and responsibility delegated to, each committee.
The Board is committed to sound business practices, transparency in financial reporting and effective corporate governance. The Board has adopted a number of governance guidelines and policies which are available on the Corporate Governance page in the “Investors” section of the Company’s corporate website (www.cantaloupe.com). The Board annually reviews the Company’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq. The Company’s Board meets regularly in executive sessions which are comprised of the independent directors. The Board has determined that all of the currently serving members of the Board other than Mr. Harris and Mr. Venkatesan are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC.
Meetings of the Board of Directors
The Board of Directors of the Company and the Board Committees collectively held a total of thirty-one (31) meetings during the fiscal year ended June 30, 2022. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he or she was a member. The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the Annual Meeting. All of our directors attended the 2022 Annual Meeting.
Board Committees
The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Compliance Committee and Finance Committee.
Audit Committee
The Audit Committee of the Board of Directors presently consists of Ms. Warren (Chair), Ms. Richey, and Ms. Smalling. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
Our Board of Directors has also determined that Ms. Warren is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Other members of the Audit Committee also may be considered financial experts, but the Board has not so designated them.
The Audit Committee engages the Company’s independent accountants, and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, reviewing and discussing with management and the Company’s independent auditor the Company's quarterly financial statements prior to the filing of the Company’s quarterly Form 10-Q filings, discussing with management the Company’s earnings press releases, recommending to the Board of Directors that the audited financial statements be included in the Company’s annual Form 10-K, and for discussing with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls.
During fiscal year 2022, the Company established an Internal Audit function responsible for evaluating the adequacy of the Company’s internal control framework and management’s assessment of the effectiveness of internal controls, assessing compliance with the Company’s policies and procedures, reviewing operations to ascertain whether results are consistent with established objectives and operating effectively, and assessing and reporting on the Company’s operational and financial risk, among other things. The Internal Audit function reports directly into the Audit Committee and provides the Audit Committee with an independent view of the Company’s internal controls framework and management’s assessment of the effectiveness of internal controls over financial reporting.
As disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, the Company concluded that material weaknesses existed in the internal control over financial reporting. These material weaknesses were considered by the Company’s independent auditor when developing their testing procedures used to form their opinion on the Company’s consolidated financial statements. As a result of the procedures performed by independent auditors, the Company received an unqualified opinion on its consolidated financial statements. Additionally, the material weaknesses did not result in any restatement of prior financial statements or adjustment of previously reported interim financial information during the current fiscal year.
The Audit Committee met with management, the Company’s Senior Director of Internal Audit, and the independent auditor BDO (with and without management present), to discuss the material weaknesses in the Company’s internal controls over financial reporting, including discussion of necessary remediation actions. The remediation efforts include management enhancing policies and procedures to improve the overall control environment; enhancing user access provisioning and monitoring controls to enforce appropriate system access and segregation of duties; improving the completeness and accuracy of underlying data used in the operation of certain controls; and, redesigning existing management review controls including the input of executed contract terms into the Company’s information systems that perform revenue recognition. For a more detailed description of management's remediation plans, please refer to Item 9 of the Company's Form 10-K for the year ended June 30, 2022. The Audit Committee is monitoring these remediations efforts and will be receiving regular updates on the resolution of the material weaknesses from management and Internal Audit.
The Audit Committee met eleven (11) times during the 2022 fiscal year. During the first quarter of fiscal year 2023, the Audit Committee met eight times in connection with the fiscal year 2022 audit. The Audit Committee operates pursuant to a charter that was adopted by the Board of Directors on April 11, 2011, amended on March 6, 2020, August 6, 2021 and August 12, 2022, a copy of which is accessible on the Company’s website, www.cantaloupe.com.
Compensation Committee
The Compensation Committee of the Board of Directors presently consists of Mr. Passilla (Chair), Ms. Baird, and Mr. Bergeron. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of The Nasdaq Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers of the Company and administers the Company’s incentive stock plans. The Compensation Committee met four (4) times during the 2022 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007, amended on May 16, 2013, August 6, 2021, and August 12, 2022, a copy of which is accessible on the Company’s website, www.cantaloupe.com.
Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other advisor, and to be directly responsible for the appointment, compensation and oversight of the work of any such advisor.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Ms. Smalling (Chair), Ms. Baird, and Mr. Lamm. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of The Nasdaq Stock Market LLC. The Committee recommends to the entire Board of Directors for selection any nominees for director. The Nominating and Corporate Governance Committee met three (3) times during the 2022 fiscal year. The Nominating and Corporate Committee operates pursuant to a charter that was adopted by the Board of Directors on October 26, 2012, amended on October 8, 2019, August 6, 2021, and August 12, 2022, a copy of which is accessible on the Company’s website, www.cantaloupe.com.
The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria that should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate backgrounds, perspectives, talent, skills, experience and expertise to oversee the Company’s business. The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based upon whether such candidates are recommended by shareholders or other parties.
Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, Cantaloupe, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.
The Nominating and Corporate Governance Committee is also responsible for the following:
•
Reviewing corporate governance policies and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company and recommending any changes to the Board. Such review includes reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s governing documents, including its articles of incorporation and bylaws;

•	Identifying best practices and developing and recommending to the Board corporate governance principles;
•	In consultation with management, annually reviewing the directors’ and officers’ liability policy, including its coverage and terms;
•
Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC;

•	Establishing procedures for, conducting and administering an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
•
In consultation with the Chair, making recommendations to the Board regarding the composition of the Board Committees, annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board, as needed.

Compliance Committee
The Compliance Committee of the Board presently consists of Ms. Richey (Chair) and Ms. Smalling. The Committee has oversight responsibility for the Company’s compliance functions and supervises the Company’s General Counsel, who leads the Company’s compliance program. The Compliance Committee also reviews and monitors significant compliance risk areas. The Compliance Committee met four (4) times during the 2022 fiscal year. The Compliance Committee operates pursuant to a charter that was adopted by the Board of Directors on December 21, 2018, and amended on August 6, 2021 and August 12, 2022, a copy of which is accessible on the Company’s website, www.cantaloupe.com.
Finance Committee
The Finance Committee presently consists of Mr. Bergeron, Mr. Harris, Mr. Lamm (Chair), and Ms. Richey. The Finance Committee reviews and approve matters related to financing activities of the Company and assists the Board in reviewing and monitoring the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy. The Finance Committee met nine (9) times during the 2022 fiscal year. The Finance Committee operates pursuant to a charter that was adopted by the Board of Directors on August 6, 2021 and amended on August 12, 2022, a copy of which is accessible on the Company’s website, www.cantaloupe.com.
The Board’s Role in Risk Oversight
Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal audit function, and compliance with legal and regulatory requirements related to financial reporting and auditing matters. The Compliance Committee reviews and monitors significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures.
Board Leadership Structure
Our Board currently separates the offices of Chair of our Board and Chief Executive Officer (“CEO”) by appointing an independent, non-executive chair. Our Board believes that an independent Board Chair is appropriate at this time because it allows our CEO to focus on managing the business, and the Non-Executive Chair to provide independent leadership for the Board. The arrangement also facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Mr. Bergeron currently serves as our Non-Executive Chair.
The Non-Executive Chair performs the duties and responsibilities set forth in the Charter of the Non-Executive Chair, including the following:
•
Assist each of the Chairs of the Audit, Compensation, Compliance, Nominating And Corporate Governance and Finance Committees to appropriately execute the functions and responsibilities set forth in each of the Committee’s charters;

•	Preside at all meetings of the Board, and at executive sessions of the independent Directors;
•	Coordinate with the CEO to develop an annual schedule for Board meetings, the agenda for each Board meeting, and the distribution of advance meeting materials;
•	Collaborate with Committee Chairs to facilitate updates to the Board on the activities of their respective Committees;
•	Encourage and facilitate free and open communication between all Directors;
•
Coordinate with the CEO to facilitate communications between the executive officers of the Company and the independent Directors, including regular reporting of financial, operational and other performance metrics;

•	Conduct periodic one-on-one discussions with the independent Directors by holding regular one-on-one discussions regarding Board operations and other pertinent issues; and
•	Ensure timely communication to the CEO of appropriate feedback from executive sessions including recommended actions and issues or concerns raised by independent Directors.
The text of the Charter of the Non-Executive Chair, which was adopted on January 13, 2019, and amended on August 6, 2021, is posted on our website at www.cantaloupe.com.
Shareholder Communications with the Board of Directors
Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@cantaloupe.com, or by mail at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.
All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board, as appropriate, based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director’s request.
Stock Ownership Guidelines
The Board of Directors has adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his base salary, and the Chief Financial Officer and other executive officers are required to own shares of Common Stock with a value of at least one times his or her base salary. The executive officers have five years to attain such level of ownership. Each non-employee director is required to own shares of Common Stock with a value of at least five times the sum of his or her annual cash retainer. Each director has five years to comply following the commencement of his or her service on the Board. As of the date of this proxy statement, each executive officer and director is in compliance with the applicable stock ownership requirements or is in the applicable grace period for compliance. The Guidelines are posted on our website at www.cantaloupe.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The Code of Conduct is posted on our website at www.cantaloupe.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and any such waiver will be disclosed as required by law or stock market regulation.
Director Majority Voting Policy
The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee would consider relevant factors such as the underlying reasons for the majority against vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.cantaloupe.com.
Corporate Governance Guidelines
The Corporate Governance Guidelines were adopted by the Board of Directors in May 2013 and amended on August 6, 2021 and August 12, 2022. A copy of the Corporate Governance Guidelines is posted on our website at www.cantaloupe.com. Highlights of our Corporate Governance Guidelines include:
•
Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders.

•
Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under

“Board Committees.” No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent, as required by The NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board, and there is no mandatory retirement age.
•
Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service as a director. No independent director may serve on the Boards of more than four other public companies, and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

•
Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary, but no less than twice a year.

•	Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors.
•
Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

•
Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels.

•
Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event, such as death or disability, occur that prevents the Chief Executive Officer from continuing to serve.

•
Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each Committee also conducts an annual review of its own performance.

•
Committees. The Board has five standing committees - an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and a Compliance Committee - each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

•
Review of Corporate Governance Guidelines. The Corporate Governance Guidelines are to be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board makes changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors
Members of the Board who are not employees of the Company receive cash and equity compensation for serving on the Board, as reviewed and recommended by the Compensation Committee, with subsequent approval thereof by the Board.
Director Compensation Program
Under our director compensation program, each non-employee director is paid an annual cash retainer of $50,000. The Chair of the Board is paid an additional annual cash retainer of $35,000, while the Chairs of the following Board committees are entitled to the following additional annual cash retainers: Audit Committee Chair: $15,000; Compensation Committee Chair: $10,000; Compliance Committee Chair: $10,000; Nominating and Governance Committee Chair: $7,500; and Finance Committee Chair: $7,500. No additional cash retainers are provided for non-Chair service on Board committees, we do not pay our directors meeting attendance fees under the program, and cash retainers are generally payable monthly in arrears.
In addition to these cash retainers, and reflective of the Compensation Committee’s and the Board’s belief that equity compensation is key in linking the interests of our non-employee directors and our executives with those of our shareholders, our non-employee directors are eligible to receive an annual grant of RSUs worth approximately $100,000, vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date). In accordance with this program, our non-employee directors serving on the Board as of May 13, 2022 were eligible to receive, and did receive, a grant of 21,882 RSUs.
Our non-employee directors serving on the Board as of May 6, 2020 were also granted a one-time initial grant of 120,000 stock options on May 6, 2020, with an exercise price of $6.49 per share, with 25% of such options vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and the remaining 75% of such options vesting in equal quarterly installments over the three-year period following the first anniversary of the grant date. When Mr. Harris joined the Board on February 2, 2022, he was granted a one-time initial grant 100,000 stock options, with an exercise price of $8.02 per share, with 25% of such options vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and the remaining 75% of such options vesting in equal quarterly installments over the three-year period following the first anniversary of the grant date.
Stock Ownership Guidelines
Our Stock Ownership Guidelines provide that each non-employee director should own shares of Common Stock with a value of at least five times his or her annual cash retainer. Each non-employee director has five years to obtain such ownership from commencement of service as a director. As of the date hereof, each of our non-employee directors is in compliance with the policy or is within the grace period for compliance. For purposes of these guidelines, “shares” include shares owned by a non-employee director or by such person’s immediate family members residing in the same household (including shares held in trust for the benefit of the foregoing), and include unvested restricted stock awards (but not unexercised stock options).
DIRECTOR COMPENSATION
The table below summarizes the compensation of each individual who served as a non-employee director during the fiscal year ended June 30, 2022. In addition, the footnotes below include the outstanding equity awards held by each non-employee director as of June 30, 2022.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Douglas G. Bergeron, Chair(3)	$85,000	$100,000	—	$185,000
Lisa P. Baird(3)	$50,000	$100,000	—	$150,000
Douglas L. Braunstein	$29,167	—	—	$29,167
Ian Harris(2)	$20,833	$141,664	$469,000	$631,497
Jacob Lamm(3)	$57,500	$100,000	—	$157,500
Michael K. Passilla(3)	$60,000	$100,000	—	$160,000
Ellen Richey(3)	$60,000	$100,000	—	$160,000
Anne M. Smalling(3)	$57,500	$100,000	—	$157,500
Shannon S. Warren(3)	$65,000	$100,000	—	$165,000
(1)
The grant date fair value of the stock and option awards shown in this column are computed in accordance with FASB ASC Topic 718. Please see Note 15 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2022, as filed on Form 10-K with the SEC on October 19, 2022, for further information on how we compute the value of equity awards. As of June 30, 2022, Mr. Harris had 100,000 unvested stock options outstanding (at an exercise price of $8.02 per share), with 25% of such options vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and the remaining 75% of such options vesting in equal quarterly installments over the three-year period following the first anniversary of the grant date.

(2)
Mr. Harris’ cash fees of $20,833 represents the prorated portion of the director fees paid to each of the Company’s director for fiscal year 2022. Mr. Harris’ stock awards includes 5,195 restricted stock units that were granted to Mr. Harris upon his joining the Board in February 2022, which award represents the prorated portion of the restricted stock units granted to the Company’s director for fiscal year 2022.

(3)
As of June 30, 2022, Directors Bergeron, Baird, Lamm, Passilla, Richey, Smalling, and Warren each had 120,000 unexercised stock options outstanding (at an exercise price of $ 4.57 per share), with 25% of such options vesting on the first anniversary of the grant date (but eligible for prorated vesting for each completed calendar quarter of service following the grant date), and the remaining 75% of such options vesting in equal quarterly installments over the three-year period following the first anniversary of the grant date. Each of these directors also have 21,882 shares of unvested restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program, and the factors that were considered in the compensation actions and decisions for our named executive officers during fiscal 2022. The CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
Our Compensation Committee has been actively restructuring our compensation programs throughout fiscal 2021 and fiscal 2022 to accommodate changes in our management team and to design and implement a program that the Compensation Committee believes aligns with the Company’s long-term strategic plan, reflects our pay-for-performance philosophy, encourages retention of key executives, and increases alignment between the interests of our executives and our shareholders.
Named Executive Officers
During fiscal 2022, our named executive officers (“NEOs”) were as follows:
•	Sean Feeney, our President and Chief Executive Officer;
•	R. Wayne Jackson, our Chief Financial Officer until February 4, 2022;
•	Anant Agrawal, our Chief Revenue Officer until October 8, 2021;
•	Scott Stewart, our Chief Accounting Officer and, effective February 4, 2022 our Chief Financial Officer; and
•	Ravi Venkatesan, our Chief Technology Officer and, effective February 2, 2022 our Chief Operating Officer.
Recent Officer
Executive Officer Changes During Fiscal 2022
On October 8, 2021, our Chief Revenue Officer, Anant Agrawal, retired from the Company. On February 4, 2022, our Chief Financial Officer, R. Wayne Jackson, retired and we appointed our Chief Accounting Officer, Scott Stewart, to fill the role. In addition, we promoted Ravi Venkatesan to the role of Chief Operating Officer, effective as of February 2, 2022.
Executive Officer Changes During Fiscal 2023
On September 8, 2022, Sean Feeney, our Chief Executive Officer, announced his retirement, effective September 30, 2022. Effective September 30, 2022, Ravi Venkatesan was appointed our Chief Executive Officer.
For information regarding the employment and separation arrangements for our NEOs, please see the below discussions under “-Executive Employment Agreements” and “Potential Payments upon Termination or Change of Control.”
Our Compensation Process and Philosophy
The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. From time to time, the Compensation Committee may seek input and recommendations from the Chief Executive Officer regarding the compensation of other executive officers; however, the Chief Executive Officer is not present during voting or deliberations on his compensation.
The Company’s compensation philosophy is designed to attract and retain key executives responsible for our success, reflect pay-for-performance, and align management’s interests with the creation of long-term shareholder value. The Compensation Committee believes that these goals are best accomplished by tying a significant portion of compensation to the achievement of performance goals and equity incentives.
In particular, the Compensation Committee believes that equity awards are an essential component of an effective compensation program, because they provide a direct link between our shareholders’ interests and our employees, executive officers, directors, and advisors. The Compensation Committee - and the Board - believe that this link is key to the future success of the Company, and have been working to implement changes in the Company’s compensation programs to emphasize equity compensation. Increased emphasis on equity compensation also enables the Company to conserve cash flow, which has become increasingly important in light of the COVID-19 pandemic and its effect worldwide. A more prominent role for equity compensation in our programs also enhances equity ownership in the Company by our employees, executive officers, and directors, which our Compensation Committee and Board believe is essential to increasing shareholder alignment. The Compensation Committee firmly believes that the Company can best attract and retain key talent by providing attractive “upside” growth opportunity if our new leadership succeeds in improving our Company’s past performance, which is directly aligned with our shareholder interests. For further information on our equity award program for our NEOs, please see the below discussion under “-Equity Awards.”
Other elements of our compensation program include base salary, annual bonuses, and limited perquisites. For more information, please see the below discussion under “-Elements of Compensation.”
Market Analysis
Use of Competitive Data
Our Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), otherwise known as McLagan, as its executive compensation consultant during fiscal year 2022. In this capacity, Aon advised the Compensation Committee on the structure and design of our executive compensation program, including the amount and mix of compensation for fiscal years 2022 and 2023, on the Company’s comparative peer group, and director compensation. Our peer group was selected based on industry relevancy with revenue and market capitalization metrics utilized to ensure appropriate size comparisons. The peer group approved and used by the Compensation Committee during fiscal year 2022 was made up of these 17 companies:
Atlanticus Holding Corp.	EVO Payments	Paya Holdings
Bakkt Holdings	GreenSky	PaySign
Cardlytics	i3 Verticals	Priority Technology
Cass Information Systems	International Money Express	Repay Holdings
CoreCard Corp	Nayax Ltd.	Usio
CPI Card Group	PAR Technology
Aon provided the Compensation Committee with comparative analyses based on (1) proxy data from Cantaloupe’s identified peer group and (2) industry data from Aon’s proprietary surveys. Market data is used as a reference point and is only one factor in the Compensation Committee’s overall assessment process. Executive compensation levels at Cantaloupe are not directly tied to any specific “benchmark” or other comparative market level. While Aon reports to the Compensation Committee, it also works with the Company’s Human Resources department and senior management to facilitate Compensation Committee work. Representatives of Aon attended and presented its study results, by video conference, to a meeting of the Compensation Committee.
The Compensation Committee considered factors relevant to Aon’s independence under SEC and NASDAQ rules and has determined that Aon is independent under these factors.
Say-On-Pay
At the 2022 Annual Meeting of Shareholders held on November 10, 2021, over 99% of our shareholders expressed support for the Company’s fiscal 2021 NEO compensation programs through our advisory “say-on-pay” vote. We believe that this strong show of support reflects the evolution of our compensation programs to fit our new go-forward strategy, and our Compensation Committee’s increased emphasis of equity-based compensation to further link our executive compensation programs with shareholder interests and provide attractive equity growth opportunities to continue to attract and retain key talent, all in line with our pay-for-performance philosophy.
As our executive compensation programs continue to evolve, our Compensation Committee values shareholder feedback, and will consider any shareholder suggestions and commentary related to our compensation practices and structures, whether through our annual “say-on-pay” votes or otherwise.

Our Executive Compensation Practices
Our compensation program for our executive officers features many commonly used “best practices” including:
•
Pay-for-performance. We seek to tie a significant amount of executive compensation to the achievement of performance goals and as equity-based awards to link our executives’ long-term incentives with our shareholders’ interests.

•
Stock ownership guidelines. We have significant ownership guidelines. Our Chief Executive Officer is required to hold Common Stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer and other executive officers are required to hold Common Stock with a value equal to his or her base salary (in each case subject to applicable grace periods for new executive officers).

•	No Excise Tax Gross-Up Provisions. Our NEOs are not provided with any excise tax gross-up provisions with respect to payments contingent upon a change of control.
•
Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, and generally consist of health, welfare, and retirement benefits broadly available to our employees.

•	No repricing of underwater options. Our equity incentive plans do not permit repricing or the exchange of underwater stock options without shareholder approval.
•
Clawback Policy. On August 6, 2021, our Board adopted an Amended and Restated Incentive Compensation Clawback Policy (the “Clawback Policy”) which applies to any incentive compensation paid, settled, or awarded to an executive officer, any other employee of the Company with a title of Senior Vice President or above, or any non-employee director, in each case after August 6, 2021. The Clawback Policy provides that in the event of a restatement of the Company’s financial results, the Company can seek return of any overpayment of incentive compensation paid to an executive officer based on such restated results; provided, however, that the executive officer must have engaged in fraud or intentional misconduct that contributed to the need for the restatement. In addition, if a covered individual engages in intentional misconduct or fraud, or knowingly violates any law, regulation, or Company policy (including any code of conduct or employee handbook) in connection with his or her engagement by the Company which results in significant financial or reputational harm to the Company, the Company may seek recovery of any incentive compensation paid to such individual within one year following payment or vesting (and/or determine that any unpaid or unvested incentive compensation has not been earned and must be forfeited).

Elements of Compensation
The components of our NEO compensation program are summarized in the below table, and more detailed discussions of each component follow:
Element	Key Characteristics	Why We Pay this Element	How We Determine
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, and individual performance.

Annual Bonus	Variable compensation component payable in cash based on performance as compared to Company and/or individual performance goals.	Motivate and reward executives for performance on key operational, financial, and personal measures during the year.	Organizational and individual performance. Discretionary bonuses are based on various factors, including past performance.

Element	Key Characteristics	Why We Pay this Element	How We Determine
Equity Awards	Variable compensation component payable in restricted stock, restricted stock units, and/or stock options.	Alignment of long-term interests of management and shareholders and retention of executive talent.	Organizational and individual performance.

Perquisites and Other Personal Benefits	Provides basic competitive health, welfare, and 401(k) benefits.	Provide market-standard benefits programs to our workforce.	Periodic review of benefits provided generally to all employees.
Base Salary
Base salary is the fixed component of our NEOs’ annual cash compensation and is set with the goal of attracting and retaining talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our NEOs’ base salaries on an annual basis. Base salaries are intended to reflect an individual’s level of responsibility and performance; however, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of market practices in setting and adjusting base salaries.
Mr. Feeney was hired as our Chief Executive Officer at an initial base salary of $450,000, which salary remained unchanged in fiscal 2022. Under Mr. Jackson’s employment agreement with the Company, Mr. Jackson’s base salary was initially $280,000 per year, which increased to $350,000 per year on January 1, 2021. Mr. Jackson’s base salary increased to $360,500 as part of annual adjustment cycle at the beginning of fiscal year 2022. Mr. Agrawal’s base salary increased as part of that cycle to $350,200. Mr. Stewart was hired as our Chief Accounting Officer at a base salary of $275,000 per year, which was increased to $285,000 per year on September 6, 2021. Mr. Stewart’s base salary was increased to $360,000 in connection with his promotion to Chief Financial Officer and was effective February 7, 2022. Mr. Venkatesan was hired as our Chief Technology Officer in December of 2020 at an initial base of $350,000. Mr. Venkatesan’s base salary increased to $384,000 in connection with his promotion to Chief Operating Officer and was effective on February 7, 2022.
Annual Bonus
Performance-based annual cash bonuses based on achievement of pre-established performance goals provide NEOs with an opportunity to receive additional cash compensation based on their individual performance and Company results, including the achievement of pre-determined Company and/or individual performance goals. Although the Compensation Committee intends that our annual bonus program should primarily rely on pre-established performance metrics and goals, the Compensation Committee also retains flexibility to include discretionary elements in our program so that the program may be adapted to adequately suit its retentive purpose and reflect performance that may not be adequately captured in pre-established, objective metrics.
Annual bonuses for fiscal year 2022 were awarded based on the achievement of predetermined corporate goals and the Compensation Committee’s evaluation of each NEO’s individual personal achievement (for Messrs. Jackson, Stewart, and Venkatesan, personal achievement made up ten percent of the target). The corporate goals were based on the Company’s Revenue (40%), Adjusted EBITDA (30%), and Monthly Recurring Revenue Growth (30%), as detailed in the table below:
	Weight	Minimum	Target	Maximum
Revenue ($)	40%	200,000,000	208,000,000	215,000,000
Adjusted EBITDA ($)	30%	8,500,000	10,000,000	12,000,000
Growth in Monthly Recurring Revenue (%)	30%	16%	20%	25%

Achievement below the Minimum level as established in the above table would result in a “Percent Achieved” of 0% for the applicable metric. Achievement at the Target level would result in a “Percent Achieved” of 100% for the applicable metric. And achievement at the Maximum level would result in a “Percent Achieved” of 130% for the applicable metric. Each metric was capped at a “Percent Achieved” of 130%. Payouts are interpolated on a linear basis for achievement between the levels set forth in the table. The Compensation Committee selected the Revenue, Adjusted EBITDA, and Monthly Recurring Revenue Growth (the increase in revenue generated from subscription services during the fiscal year) metrics because it believed that these metrics appropriately incentivized our NEOs to achieve sustainable growth in fiscal year 2022, while setting challenging goals that, if achieved, would deliver value to our shareholders. Based on the actual achievement of each metric in fiscal year 2022 described below, the Compensation Committee calculated an overall achievement on the fiscal 2022 corporate goals of 66.1%, as detailed in table below:
Metric	Actual Achievement(1)	Percent Achieved	Weight	Weighted Percent Achieved
Revenue	$206,247,000	89.0% (2)	40%	35.6%
Adjusted EBITDA	$10,118,000	101.8%	30%	30.5%
Growth in Monthly Recurring Revenue	8%	0%	30%	0%
		Total Corporate Percent Achieved		66.1%
(1)
The Actual Achievement amounts presented here are based on preliminary financial results of the Company and the actual amounts reported in the Form 10-K would not have a material impact on executive compensation.

(2)
The Revenue metric was achieved at 63.6% based on revenue of $206,247,000; however, the Committee recommended and the Board approved an adjustment to this metric as a result of $1m in hardware sales under the new platform-as-a-service program called CantaloupeOne. After this adjustment, the metric was achieved at 89.0%.

The Compensation Committee determined that each NEO’s individual personal achievement was satisfied at a level of 100% for Mr. Feeney, 100% for Mr. Stewart, and 100% for Mr. Venkatesan. Mr. Jackson’s personal achievement level was set forth in his Separation Agreement, dated February 3, 2022. No personal achievement level was determined for Mr. Agrawal. The individual performance goals for each of our NEOs were primarily focused on projects and initiatives within the functional areas of each NEO.
The individual performance goals for Mr. Feeney included improvement of the customer experience, delivery of certain new product offerings, and improvements in customer relationships.
The individual performance goals for Mr. Jackson centered around improvements to and the effective execution of the Company’s finance and accounting functions, including successfully implementing new business tools within the organization, support of certain new sales and product initiatives, recruitment and hire of an Internal Audit Director, and development of key talent initiatives within the finance and accounting organization.
The individual performance goals for Mr. Stewart included effective execution of the Company’s accounting functions, including close objectives, implementation of new business tools, and recruitment of key positions on the accounting team. Upon his promotion to Chief Financial Officer, Mr. Stewart was assigned certain additional objectives related to his new role. His achievement level represents a blend of both sets of objectives.
The individual performance goals for Mr. Venkatesan included driving key technology infrastructure projects, certain product upgrades, and new product and feature introductions. Upon his promotion to Chief Operating Officer, Mr. Venkatesan was assigned objectives related to his new role, including execution of improvements to customer service delivery and experience and the reorganization of certain operations groups.

Based on the results achieved above, fiscal year 2022 bonuses earned by each of our NEOs we calculated as set forth in the below table (and in the “Summary Compensation Table” below).
Name	Corporate Percent Achieved (A)	Weight of Corporate Portion (B)	Individual Percent Achieved (C)	Weight of Individual Portion (D)	Total Percentage Achieved E = (A x B) + (C x D)	Target Bonus (F)	Fiscal 2022 Annual Bonus (E x F)
Sean Feeney	66.1%	90%	100%	10%	69.5%	$450,000	$312,705
R. Wayne Jackson(1)	66.1%	90%	100%	10%	69.5%	$180,250	$125,256
Anant Agrawal(2)
Scott Stewart(3)	66.1%	90%	100%	10%	73.1%	$158,000	$115,434
Ravi Venkatesan(4)	66.1%	90%	100%	10%	69.5%	$182,000	$126,530
(1)	Mr. Jackson was paid his bonus in accordance with the Separation Agreement between Mr. Jackson and the Company dated February 3, 2022.
(2)	Mr. Agrawal was not eligible for a fiscal year 2022 bonus as a result of his retirement on October 8, 2021.
(3)
While he was our Chief Accounting Officer, Mr. Stewart’s target was weighted between the corporate and individual goals at 70% corporate/30% individual. When he became Chief Financial Officer effective February 4, 2022, the weighting mix became 90%/10%. His stated target of $158,000 is a prorated combination reflecting the portion of the fiscal year he served in each role.

(4)
Mr. Venkatesan’s stated target of $182,000 is a prorated combination reflecting the portion of the fiscal year he served as the Chief Technology Officer and the portion as Chief Operating Officer. Mr. Venkatesan’s bonus was prorated to reflect the portion of the fiscal year he served in each role.

Equity Awards
As described above, our Compensation Committee believes that equity awards are an essential component of an effective compensation program, because they provide a direct link between our shareholders’ interests and our employees, executive officers, directors, and advisors. Our Compensation Committee is therefore focused on emphasizing the important of equity compensation awards in setting executive compensation. Our equity awards to our NEOs primarily reflect initial awards in connection with hires and promotions, as opposed to awards granted under a general annual program. Each NEO’s outstanding equity awards are described in further detail below:
Sean Feeney
In connection with our hiring of Mr. Feeney as our Chief Executive Officer, Mr. Feeney was awarded an initial inducement grant of 1,000,000 stock options on May 8, 2020, with an exercise price of $6.30 per share. Mr. Feeney’s options vest as follows: (i) 50% of the options are eligible to vest based on Mr. Feeney’s continued service in four equal installments on each anniversary of the grant date, (ii) 12.5% of the options vested based on Mr. Feeney’s continued service through June 30, 2021, and (iii) an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject in the case of this clause (iii) to the achievement of applicable performance goals for the fiscal year ending on each such date. On January 27, 2021, the Compensation Committee established these performance goals as a price target for the trading price of the Company’s common stock in each applicable fiscal year. The price target is achieved if the average closing price of the common stock during any consecutive 30-trading-day period during the applicable fiscal year meets or exceeds (i) $13.50, in the case of fiscal 2022, (ii) $16.50, in the case of fiscal 2023, and (iii) $19.50, in the case of fiscal 2024.
If at least 80% of the performance goals for an applicable fiscal year are achieved, the Compensation Committee may determine that the portion of the option eligible to vest based on such fiscal year’s performance will vest on a prorated basis. (In so determining, the Compensation Committee will consider the Company’s performance relative to its market competitors and any other considerations deemed relevant by the Compensation Committee. The Compensation Committee’s guideline is generally that, for every percentage point that the highest average closing price of the common stock during any consecutive 30-trading-day period during the applicable fiscal year is below that fiscal year’s price target, the percentage of the performance options eligible to vest in respect of the applicable fiscal year should be reduced by 2%, but the Compensation Committee may vary this formula in its sole discretion.) In addition, any outstanding options are eligible for accelerated vesting upon a “change of control” of the Company, subject to Mr. Feeney’s continued employment with the Company as of immediately prior to the applicable transaction.
On August 6, 2021, Mr. Feeney was awarded a grant of 21,552 RSUs, which vest in three equal installments on each of anniversary of the grant date, generally subject to Mr. Feeney’s continued employment through each such vesting date.
On June 30, 2022, 91% of Mr. Feeney’s performance shares vested based on the Company’s share price performance during fiscal year 2022.

R. Wayne Jackson
On August 10, 2020, Mr. Jackson was awarded an initial equity grant of 400,000 stock options, with an exercise price of $7.10 per share, which are eligible to vest as follows: (i) 50% of the options are eligible to vest in three equal annual installments on the first three anniversaries of the grant date, and (ii) the remaining 50% of the options are eligible to vest in three equal installments on each of June 30, 2021, June 30, 2022, and June 30, 2023, subject to the achievement of performance goals for the fiscal year ending on each such date and in each case subject to Mr. Jackson’s continued employment through the applicable vesting date. On January 27, 2021, these goals were established by the Compensation Committee as the same goals applicable to Mr. Feeney’s fiscal 2022 and fiscal 2023 performance options described above (and a price target applicable to Mr. Jackson’s fiscal 2021 performance options of $10.50 (based on average closing price for a consecutive 30-day trading period)). If at least 80% of the performance goals for an applicable fiscal year are achieved, the Compensation Committee may determine that the portion of the option eligible to vest in respect of such fiscal year will vest on a prorated basis, as described above with respect to Mr. Feeney’s performance options. In addition, any of the stock options then-outstanding and unvested will immediately vest upon a “change of control,” subject to Mr. Jackson’s continued employment as of immediately prior to the “change of control.”
On August 6, 2021, Mr. Jackson was awarded a grant of 10,057 RSUs, which vest in three equal installments on each of anniversary of the grant date, generally subject to Mr. Jackson’s continued employment through each such vesting date.
On June 30, 2022, 91% of Mr. Jackson’s performance shares vested based on the Company’s share price performance during fiscal year 2022. Unvested shares were forfeited after Mr. Jackson’s Separation Date of August 15, 2022.
Anant Agrawal
On May 29, 2020, Mr. Agrawal was granted an award of 16,260 RSUs, which vested on December 31, 2020. On July 16, 2020, Mr. Agrawal was awarded a grant of 250,000 stock options, with an exercise price of $7.61 per share, which are eligible to vest as follows: (i) 50% of the options are eligible to vest in three equal annual installments on the first three anniversaries of the grant date, and (ii) the remaining 50% of the options are eligible to vest in three equal installments on each of June 30, 2021, June 30, 2022, and June 30, 2023, subject to the achievement of performance goals for the fiscal year ending on each such date and in each case subject to Mr. Agrawal’s continued employment through the applicable vesting date. On January 27, 2021, these goals were established by the Compensation Committee as the same goals applicable to Mr. Jackson’s performance-based options described above. Mr. Agrawal’s performance options eligible to vest on June 30, 2021, vested based on the Company’s share price performance during fiscal 2021.
On August 6, 2021, Mr. Agrawal was awarded a grant of 9,770 RSUs, which would have vested in three equal installments on each of anniversary of the grant date, but were subject to Mr. Agrawal’s continued employment through each such vesting date. Mr. Agrawal retired on October 8, 2021, and all unvested equity awards were cancelled as of that date.
Scott Stewart
In connection with our hiring of Mr. Stewart as our Chief Accounting Officer, Mr. Stewart was awarded an initial grant of 125,000 stock options on September 17, 2020, with an exercise price of $8.58 per share, which are eligible to vest as follows: (i) 50% of the options are eligible to vest in three equal annual installments on the first three anniversaries of the September 15, 2020, and (ii) the remaining 50% of the options are eligible to vest in three equal installments on each of September 15, 2021, September 15, 2022, and September 15, 2023, subject to the achievement of performance goals for the fiscal year ending on each such date and in each case subject to Mr. Stewart’s continued employment through the applicable vesting date. On January 27, 2021, these goals were established by the Compensation Committee as the same goals applicable to Mr. Jackson’s performance-based options described above. Mr. Stewart’s performance options eligible to vest on September 15, 2021, vested based on the Company’s share price performance during fiscal 2021. 91% of Mr. Stewart’s performance shares eligible to vest on September 15, 2022 based on the Company’s share price performance during fiscal year 2022 will vest.
Mr. Stewart Mr. Stewart was awarded a grant of 100,000 stock options on November 8, 2021, with an exercise price of $11.21, which are eligible to vest in three equal installments on the anniversary of the grant date. Mr. Stewart was appointed Chief Financial Officer effective February 4, 2022, in connection to the retirement of Mr. Jackson and in connection with this appointment, Mr. Stewart was awarded a grant of 175,000 stock options on February 7, 2022 with an exercise price of $8.02 which are eligible to vest equally on February 1, 2023, February 1, 2024, and February 1, 2025.
In addition, on August 11, 2022, after the close of fiscal 2022, Mr. Stewart was awarded a grant of 11,260 RSUs and 225,000 options, which each vest in three equal installments on each of anniversary of the grant date, generally subject to Mr. Stewart’s continued employment through each such vesting date.
Ravi Venkatesan
Mr. Venkatesan began serving as the Company’s Chief Technology Officer on December 1, 2020 and in connection with his hire he was awarded an initial grant of 300,000 stock options and 6,000 RSUs. The options have an exercise price of 9.44 per share and are eligible to vest as follows (i) 50% of the options are eligible to vest in three equal annual installments on the first three anniversaries of the November 30, 2020, and (ii) the remaining 50% of the options are eligible to vest in three equal installments on each of November 30, 2021, November 30, 2022, and November 30, 2023, subject to the achievement of performance goals for the fiscal year ending on each such date and in each case subject to Mr. Venkatesan’s continued employment through the applicable vesting date. On January 27, 2021, these goals were established by the Compensation Committee as the same goals applicable to Mr. Jackson’s performance-based options described above. Mr. Venkatesan’s performance options eligible to vest on November 30, 2021, vested based on the Company’s share price performance during fiscal 2021. 91% of Mr. Venkatesan’s performance shares eligible to vest on November 30, 2022 based on the Company’s share price performance during fiscal year 2022 will vest.
On November 8, 2021, Mr. Venkatesan was granted 200,000 options with an exercise price of $11.21, which are eligible to vest in three equal installments on the anniversary of the grant date.
In addition, on August 11, 2022, after the close of fiscal 2022, Mr. Venkatesan was awarded a grant of 12,011 RSUs, which vest in three equal installments on each of anniversary of the grant date, generally subject to Mr. Venkatesan’s continued employment through each such vesting date. In connection with his appointment to Chief Executive Officer, Mr. Venkatesan was granted the option to purchase 800,000 options pursuant to the Company’s 2018 Equity Incentive Plan, to be vested equally on the first four anniversaries of October 1, 2022, which are subject to the terms of the award agreement and contingent on the approval of additional shares in the proposed Second Amendment to the Company’s 2018 Equity Incentive Plan.
Perquisites and Other Personal Benefits
Perquisites do not make up a significant portion of NEO compensation. Our NEOs are generally entitled to participate in the health care coverage, group insurance, and other employee benefits (e.g., 401(k) plan) broadly available to our other employees.
Executive Employment Agreements
Our NEOs who remain employed with us are party to employment agreements or offer letters with us. Certain of these arrangements provide our NEOs with severance protection in the case of a termination without “cause” or, in certain cases, a resignation for “good reason,” which in certain cases is enhanced if such termination occurs in connection with a “change of control.” The Compensation Committee believes that a market level of severance protection allows our NEOs to focus on performing their day-to-day tasks and enhancing value for our shareholders without fearing a loss of financial security as a result of a termination (or constructive termination). These employment arrangements are described in further detail below; for more information, please also see the “Summary Compensation Table” below and the below discussion of “Potential Payments upon Termination or Change of Control.”
Feeney Employment Agreement
Mr. Feeney entered into an employment agreement with us in connection with his commencement of employment on May 8, 2020. In addition to his base salary of $450,000 per year, the employment agreement provides Mr. Feeney with an annual cash bonus opportunity, commencing with our fiscal 2022 year, with a target of 100% of Mr. Feeney’s base salary and a maximum of 150% of Mr. Feeney’s base salary.

If Mr. Feeney is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Feeney is eligible to receive a severance package consisting of 12 months of continued base salary, senior executive-level outplacement support for 12 months, and up to a 12-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Feeney will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. (Under Mr. Feeney’s employment agreement, if Mr. Feeney becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Feeney would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax.)
Mr. Feeney’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as a well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
On September 8, 2022, Mr. Feeney announced his retirement and resigned from his role at the Company and its subsidiaries, effective September 30, 2022 (the “Separation Date”). Mr. Feeney agreed to support transition activities through the Separation Date pursuant to a Separation and Transition Agreement. Pursuant to this agreement, the Company will pay Mr. Feeney’s COBRA premiums until June 30, 2023. The Separation and Transition Agreement also contains confirmation of the restrictive covenants in his existing employment agreement.
Jackson Employment Agreement
On August 10, 2020, the Company appointed R. Wayne Jackson as the Company’s permanent Chief Financial Officer.
Mr. Jackson’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
On February 2, 2022, Mr. Jackson announced his retirement and resigned from his role at the Company and its subsidiaries, effective February 4, 2022. Mr. Jackson has agreed to remain at the Company as Chief of Staff to the CEO, through August 15, 2022 (the “Separation Date”), to support transition activities and entered into a Separation and Transition Agreement with the Company (the “Separation and Transition Agreement”). Pursuant to the Separation and Transition Agreement and in consideration for his transition services, the Company continued to pay Mr. Jackson his current base salary from February 4, 2022 to August 4, 2022, and $2,000 per month for the period between August 5, 2022 and the Separation Date. Mr. Jackson was also entitled to receive his fiscal 2022 bonus based on the achievement of the applicable performance metrics and continued participation in the Company’s benefit plans through the Separation Date. Mr. Jackson’s existing equity awards continued to vest through the Separation Date. The Separation and Transition Agreement also contained confirmation of the restrictive covenants in his existing employment agreement.
Agrawal Employment Agreement
Upon his commencement of employment with us on November 9, 2017, Mr. Agrawal entered into an employment agreement which contained customary restrictive covenants, including perpetual confidentiality, intellectual property, and reciprocal non-disparagement covenants, a three-year non-compete (which expired on November 9, 2020), and a one-year post-employment non-solicit of employees and customers.
On October 8, 2021, Mr. Agrawal retired from the Company.
Stewart Employment Agreement
Mr. Stewart entered into an offer letter with us in connection with his appointment as our Chief Accounting Officer effective as of September 15, 2020. In connection with his appointment as our Chief Financial Officer, the Company entered into an employment agreement with Mr. Stewart effective February 4, 2022 pursuant to which he will receive an initial annual base salary of $360,000 and be eligible to earn an annual incentive bonus with a target opportunity equal to 50% of his base salary pursuant to the terms of the Company’s annual incentive plan.

If Mr. Stewart is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Stewart is eligible to receive a severance package consisting of 6 months of continued base salary and up to a 6-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Stewart will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. (Under Mr. Stewart’s employment agreement, if Mr. Stewart becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Stewart would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax.)
Mr. Stewart’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as a well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
Venkatesan Employment Agreement
Mr. Venkatesan entered into an offer letter with us in connection with his appointment as our Chief Technology Officer effective as of November 30, 2020. In connection with his appointment as our Chief Operating Officer, the Company entered into an employment agreement with Mr. Venkatesan effective February 4, 2022 pursuant to which he was granted an initial annual base salary of $384,000 and be eligible to earn an annual incentive bonus with a target opportunity equal to 50% of his base salary pursuant to the terms of the Company’s annual incentive plan.
If Mr. Venkatesan is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Venkatesan is eligible to receive a severance package consisting of 6 months of continued base salary and up to a 6-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Venkatesan will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. (Under Mr. Venkatesan’s employment agreement, if Mr. Venkatesan becomes entitled to receive payments or benefits that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits would be reduced such that the excise tax does not apply, unless Mr. Venkatesan would be better off on an after-tax basis receiving all of the payments and benefits and paying the applicable excise tax.)
Mr. Venkatesan’s employment agreement contains customary restrictive covenants, including perpetual confidentiality, non-disparagement, and intellectual property covenants, as a well as a non-compete, non-solicit of customers and suppliers, and non-solicit of employees (including a no-hire) that each apply during employment and for two years following any termination.
In connection with this appointment as Chief Executive Officer, the Company entered into a letter agreement, amending in part his February 4, 2022 employment agreement (the “Venkatesan Employment Agreement”), to be effective as of September 30, 2022 (the “Promotion Letter”). Pursuant to the Promotion Letter, Mr. Venkatesan’s initial annual base salary was set at $450,000, his annual incentive bonus target is 100% of his base salary, and beginning with the fiscal year ending June 30, 2023, his annual equity grant has a target of 100% of his base salary.
Stock Ownership Guidelines
As described above, the Compensation Committee believes that equity ownership in the Company by our executive officers is essential to increasing shareholder alignment. The Company’s Stock Ownership Guidelines support this belief by providing that the Chief Executive Officer is required to hold Common Stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer and other executive officers are required to hold Common Stock with a value equal to his or her base salary. Each executive officer has five years to satisfy the applicable guideline following his or her appointment as an executive officer. As of the date hereof, each of our NEOs who remain employed with us are in compliance with the policy or are in the grace period for compliance.
For purposes of these guidelines, “shares” include shares owned by the executive officer or by such person’s immediate family members residing in the same household (including shares held in trust for the benefit of the foregoing), and include unvested restricted stock awards (but not unexercised stock options).

Clawback Policy
As described above, on August 6, 2021, our Board adopted our new Clawback Policy, which applies to any incentive compensation paid, settled, or awarded to an executive officer, any other employee of the Company with a title of Senior Vice President or above, or any non-employee director, in each case after August 6, 2021. The Clawback Policy provides that in the event of a restatement of the Company’s financial results, the Company can seek return of any overpayment of incentive compensation paid to an executive officer based on such restated results; provided, however, that the executive officer must have engaged in fraud or intentional misconduct that contributed to the need for the restatement. In addition, if a covered individual engages in intentional misconduct or fraud, or knowingly violates any law, regulation, or Company policy (including any code of conduct or employee handbook) in connection with his or her engagement by the Company which results in significant financial or reputational harm to the Company, the Company may seek recovery of any incentive compensation paid to such individual within one year following payment or vesting (and/or determine that any unpaid or unvested incentive compensation has not been earned and must be forfeited).
Anti-Hedging Policy
Our Anti-Hedging Policy prohibits our employees, officers, and directors from engaging in any hedging or similar transactions with respect to the Company’s securities, including through the establishment of a short position in the Company’s securities, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of the Company’s securities.
Impact of Taxation and Accounting Considerations on Executive Compensation
The Compensation Committee takes into account tax and accounting consequences of our executive compensation program and weighs these factors when setting total compensation and determining the individual elements of any NEO’s compensation package.
In particular, Section 162(m) of the Internal Revenue of 1986, as amended, generally precludes a publicly held corporation from a federal income tax deduction for a taxable year of compensation in excess of $1 million paid to its “covered employees,” which generally include its chief executive officer, chief financial officer, its next three most highly compensated executive officers, and any individual who is or was a “covered employee” for any taxable year beginning after December 31, 2016. However, the deductibility of compensation is only one of a myriad of factors that the Compensation Committee takes into account when setting executive compensation, and we and our Compensation Committee firmly believe that it is important for the Company to retain flexibility to pay compensation to our employees (including our NEOs) that appropriately achieves our goals of incentivizing retention, paying for performance, and aligning compensation with shareholder interests, even if the deductibility of that compensation is limited (whether under Section 162(m) or otherwise).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Michael K. Passilla (Chair)
Lisa P. Baird
Douglas Bergeron
SUMMARY COMPENSATION TABLE
The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2022, 2021, and 2020, to each of our fiscal year NEOs. For further information regarding the Company’s fiscal 2022 compensation program for our NEOs, please refer to the discussion above under “-Elements of Compensation” and “-Executive Employment Agreements.”
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Sean Feeney President and Chief Executive Officer	2022	$450,000	$312,705	$225,000	$—	$—	$2,769	$990,474
	2021	$421,054	$225,000	$—	$2,506,250	$240,896	$8,945	$3,402,145
	2020	$63,692	$—	$—	$2,327,500	$—	$2,769	$2,393,961
R. Wayne Jackson(6) Chief Financial Officer	2022	$358,481	$125,256	$105,000	$—	$—	$2,218	$590,955
	2021	$295,077	$87,500	$—	$2,146,000	$78,748	$—	$2,607,325
Anant Agrawal Chief Revenue Officer	2022	$99,057	$—	$102,000	$—	$—	$—	$201,057
	2021	$318,406	$—	$—	$1,356,250	$179,384	$6,170	$1,860,210
	2020	$333,384	$543,735	$150,536	$—	$—	$30,577	$1,058,232
Scott Stewart(7) Chief Financial Officer	2022	$311,764	$115,434	$55,000	$1,185,050		$2,215	$1,669,463
	2021	$209,000	$112,500	$—	$707,083	$53,609	$4,992	$1,087,184
Ravi Venkatesan(8) Chief Operating Officer	2022	$367,519	$126,530	$105,000	$1,282,000	$—	$2,363	$1,883,412
(1)	In fiscal 2022, this column includes (i) the salary paid to Messrs. Feeney, Jackson, Agrawal, Stewart, and Venkatesan.
(2)
For fiscal 2022, represents bonus amounts accrued and paid based on respective employment agreements and achievement of corporate targets set by the Board of Directors. For fiscal 2021, represents (i) the minimum bonus amounts guaranteed to Messrs. Feeney and Jackson under their respective employment agreements with the Company, and (ii) for Mr. Stewart, the minimum bonus amount guaranteed for fiscal 2021 under his offer letter with us ($62,500) in addition to a one-time cash signing bonus of $50,000 that was payable to Mr. Stewart after completing his first 30 days of employment with us. For fiscal 2020, represents a $210,000 retention bonus representing the second and final installment of the retention bonus awarded to Mr. Agrawal under the terms of his employment agreement, a $293,735 discretionary retention bonus awarded to Mr. Agrawal in December 2019, and a discretionary fiscal 2020 bonus of $40,000 paid to Mr. Agrawal.

(3)
The grant date fair value of the stock awards shown in this column are computed in accordance with FASB ASC Topic 718. Please see Note 15 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2022, as filed on Form 10-K with the SEC on October 19, 2022 for further information on how we compute the value of equity awards, and refer to the discussion above under “Elements of Compensation-Equity Awards” for further information on our equity program.

(4)
The grant date fair value of the stock option awards shown in this column are computed using a Black-Scholes model for time vesting awards and Monte Carlo simulation model for performance-based awards in accordance with FASB ASC Topic 718. Please see Note 15 (“Stock Based Compensation Plans”) to the Company’s consolidated financial statements for the fiscal year ending June 30, 2022, as filed on Form 10-K with the SEC on October 19, 2022 for further information on how we compute the value of equity awards. In connection with our hiring of Mr. Feeney as our Chief Executive Officer, Mr. Feeney was awarded an initial inducement grant of 1,000,000 stock options on May 8, 2020, with an exercise price of $6.30 per share. Of the options granted under this award, 37.5% of the options vest upon the achievement of performance goals, which goals were established by the Compensation Committee on January 21, 2021, as discussed under “Elements of Compensation-Equity Awards.”

(5)	During fiscal 2022, represents matching 401(k) plan contributions for Mr. Feeney ($2,769), Mr. Jackson ($2,218), Mr. Stewart ($2,215), and Mr. Venkatesan ($2,363).
(6)
Mr. Jackson commenced employment as our Chief Financial Officer on August 10, 2020. On February 4, 2022, Mr. Jackson retired from his position as Chief Financial Officer and transitioned to Chief of Staff.

(7)	Mr. Stewart was appointed as our Chief Accounting Officer effective September 10, 2020, and was promoted to Chief Financial Officer effective as of February 4, 2022.
(8)	Mr. Venkatesan was appointed as our Chief Operating Officer effective as of February 4, 2022.
GRANTS OF PLAN-BASED AWARDS
The table below summarizes the amounts of awards granted to our NEOs during the fiscal year ended June 30, 2022:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	$/Sh	($)
Sean Feeney	Annual Bonus	225,000	450,000	675,000	—	—	—	—	—	—	—
	8/5/2021(1)					21,552	—	21,552		10.44	225,000
R. Wayne Jackson	Annual Bonus	90,125	180,250	270,375	—	—	—	—	—	—	—
	8/5/2021(1)	—	—	—	—	10,057	—	10,057		10.44	105,000
Anant Agrawal	8/5/2021(1)		—	—	—	9,770	—	9,770	—	10.44	102,000
		-	—	—	—
Scott Stewart	Annual Bonus(2)	79,000	158,000	237,000	—	—	—	—	—	—	—
	8/5/2021(1)	—	—	—	—	5,268	—	5,268		10.44	55,000
	11/8/2021(3)								100,000	11.20	641,000
	2/7/2022(4)								175,000	8.02	544,050
Ravi Venkatesan	Annual Bonus(5)	91,000	182,000	237,000	—	—	—	—	—	—
	8/5/2021(1)	—	—	—	—	10,057	—	10,057	—	10.44	105,000
	11/8/2021(6)	—	—	—	—	—	—		200,000	11.20	1,282,000
(1)	Restricted stock units granted on August 5, 2021 for each officer, vest in three equal installments on each anniversary of August 5, 2021.
(2)	Effective February 4, 2022, Mr. Stewart was promoted to Chief Financial Officer. Annual bonus target is calculated as the weighted average based on salary during the fiscal year.
(3)	Mr. Stewart’s 100,000 options are eligible to vest based on Mr. Stewart’s continued service in three equal installments on each anniversary of November 8, 2021.
(4)
Mr. Stewart’s options granted on February 7, 2022 vest as follows: (i) 117,000 options are eligible to vest based on Mr. Stewart’s continued service in three equal installments on each anniversary of February 7, 2022, and (ii) the remaining 58,000 are eligible to vest on each of February 1, 2023, February 1, 2024, and February 1, 2025, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date.

(5)	Effective February 4, 2022, Mr. Venkatesan was promoted to Chief Operating Officer. Annual bonus target is calculated as the weighted average based on salary during the fiscal year.
(6)	Mr. Venkatesan’s 200,000 options are eligible to vest based on Mr. Venkatesan’s continued service in three equal installments on each anniversary of November 8, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows information regarding unexercised stock options and unvested equity awards held by our NEOs as of June 30, 2022:
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Sean Feeney(2)	488,750	250,000	250,000	$6.30	5/8/2027	21,552	120,691
R. Wayne Jackson(3)	194,000	133,333	66,666	$7.10	8/10/2027	10,057	56,319
Anant Agrawal(4)	—	—	—	—	—	9,770	54,712
Scott Stewart(5)	41,667	60,624	20,833	$8.58	9/17/2027	5,268	29,501
	—	100,000	—	$11.20	11/8/2028	—	—
	—	134,593	38,667	$8.02	2/7/2029	—	—
Ravi Venkatesan(6)	100,000	145,500	50,000	$9.44	12/4/2027	10,057	56,319
	—	200,000	—	$11.20	11/8/2028	—	—
(1)	The market value of outstanding awards of restricted stock and RSUs is calculated using the closing price of our Common Stock on June 30, 2022 ($5.60).
(2)
Mr. Feeney’s options vest as follows: (i) 50% of Mr. Feeney’s 1,000,000 options are eligible to vest based on Mr. Feeney’s continued service in four equal installments on each anniversary of the grant date, (ii) 12.5% of the options vested based on Mr. Feeney’s continued service through June 30, 2021, and (iii) an additional 12.5% of the options are eligible to vest on each of June 30, 2022, June 30, 2023, and June 30, 2024, subject in the case of this clause (iii) to the achievement of applicable performance goals for the fiscal year ending on each such date to be established by the Board. See the above discussion under “Equity Awards-Sean Feeney” for further information. For fiscal year 2022, 91% of options subject to the achievement of applicable performance goals were vested at the discretion of the Board.

(3)
Mr. Jackson’s options vest as follows: (i) 50% of Mr. Jackson’s 400,000 options are eligible to vest based on Mr. Jackson’s continued service in three equal installments on each anniversary of the grant date, and (ii) the remaining 50% are eligible to vest on each of June 30, 2021, June 30, 2022, and June 30, 2023, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date. See the above discussion under “Equity Awards-R. Wayne Jackson” for further information. For fiscal year 2022, 91% of options subject to the achievement of applicable performance goals were vested at the discretion of the Board.

(4)
Mr. Agrawal’s options vest as follows: (i) 50% of Mr. Agrawal’s 250,000 options are eligible to vest based on Mr. Agrawal’s continued service in three equal installments on each anniversary of the grant date, and (ii) the remaining 50% are eligible to vest on each of June 30, 2021, June 30, 2022, and June 30, 2023, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date. See the above discussion under “Equity Awards-Anant Agrawal” for further information.

(5)
Mr. Stewart’s options vest as follows: (i) 50% of Mr. Stewart’s 125,000 options are eligible to vest based on Mr. Stewart’s continued service in three equal installments on each anniversary of September 15, 2020, and (ii) the remaining 50% are eligible to vest on each of September 15, 2021, September 15, 2022, and September 15, 2023, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date. See the above discussion under “Equity Awards-Scott Stewart” for further information. Mr. Stewart’s awards of 100,000 options are eligible to vest based on Mr. Stewart’s continued service in three equal installments on each anniversary of the grant date. Mr. Stewart’s options granted on February 7, 2022 vest as follows: (i) 117,000 options are eligible to vest based on Mr. Stewart’s continued service in three equal installments on each anniversary of February 7, 2022, and (ii) the remaining 58,000 are eligible to vest on each of February 1, 2023, February 1, 2024, and February 1, 2025, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date.For fiscal year 2022, 91% options subject to the achievement of applicable performance goals were vested at the discretion of the Board.

(6)
Mr. Venkatesan’s options vest as follows: (i) 50% of Mr. Venkatesan’s 300,000 options are eligible to vest based on Mr. Venkatesan’s continued service in three equal installments on each anniversary of November 4, 2020, and (ii) the remaining 50% are eligible to vest on each of November 4, 2021, November 4, 2022, and November 4, 2023, subject in the case of this clause (ii) to the achievement of applicable performance goals for the fiscal year ending on each such date. See the above discussion under “Equity Awards-Ravi Venkatesan” for further information. Mr. Venkatesan’s remaining awards of 200,000 options are eligible to vest based on Mr. Venkatesan’s continued service in three equal installments on each anniversary of the grant date. For fiscal year 2022, 91% options subject to the achievement of applicable performance goals were vested at the discretion of the Board.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our NEOs during the fiscal year ended June 30, 2022:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean Feeney	—	—	—	—
R. Wayne Jackson	—	—	—	—
Anant Agrawal(1)	83,334	70,355	—	—
Scott Stewart	—	—	—	—
Ravi Venkatesan(2)	—	—	3,000	$26,640
(1)
The value realized on exercise of Mr. Agrawal’s options in fiscal 2022 is calculated based on the weighted average sale price ($8.45) less the base price of the options ($7.61). During fiscal year 2022, Mr. Agrawal exercised 83,334 options previously granted and vested.

(2)
The value of Mr. Venkatesan’s restricted stock awards vesting in fiscal 2022 is calculated based on the closing price of our Common Stock on December 31, 2021 ($8.88), the date on which 3,000 RSUs previously granted to Mr. Venkatesan vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Messrs. Feeney, Jackson, Agrawal, Stewart, and Venkatesan
During fiscal year 2022, each of Messrs. Feeney, Jackson, Agrawal, Stewart, and Venkatesan were entitled to certain severance payments and benefits upon a termination without “cause,” or, where applicable, a resignation for “good reason,” as further described above under “Executive Employment Agreements.” In addition, under the general terms of our equity award plans, a participating employee is entitled to “double-trigger” accelerated vesting of outstanding equity awards if such employee is terminated by us without “cause,” or, to the extent provided in the employee’s award agreement, if the employee resigns for “good reason,” in each case within 18 months following a “change of control.” The following table summarizes these potential payments and benefits, with all equity estimates based on the closing price of our Common Stock on June 30, 2022 ($5.60) and assuming that the applicable termination event or “change of control” occurred on the last day of fiscal 2022, June 30, 2022:
	Termination without “Cause” or Resignation for “Good Reason” (Absent a “Change of Control”)				“Change of Control” (No Termination)	Termination without “Cause” or Resignation for “Good Reason” (In Connection with a “Change of Control”)
Name	Severance ($)	Equity Vesting ($)	Other Benefits ($)	Total ($)	Equity Vesting ($)	Severance ($)	Equity Vesting ($)	Other Benefits ($)	Total ($)
Sean Feeney(1)	450,000	—	71,629	521,629	120,691	450,000	120,691	—	570,691
R. Wayne Jackson(2)	—	—	—	—	56,319	—	56,319	—	56,319
Anant Agrawal(3)	—	—	—	—	—	—	—	—	—
Scott Stewart(4)	180,000	—	10,344	190,344	92,557	476,109	92,557	—	568,666
Ravi Venkatesan(5)	192,000	—	8,310	200,310	123,581	507,659	123,581	—	631,240
(1)
As further described above under “Executive Employment Agreements-Feeney Employment Agreement,” if Mr. Feeney is terminated by us without “cause,” or resigns his employment for “good reason,” then, subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Feeney is eligible to receive a severance package consisting of 12 months of continued base salary, senior executive-level outplacement support for 12 months, and up to a 12-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Feeney will instead be provided a lump sum payment equal to his base salary plus last annual bonus paid in the fiscal year completed prior to such termination. In addition, as further described above under “Equity Awards-Sean Feeney,” Mr. Feeney’s outstanding options under his initial option award are eligible for accelerated vesting upon a “change of control” of the Company, subject to Mr. Feeney’s continued employment with the Company as of immediately prior to the applicable transaction. Note that the above estimates do not take into account the potential application of any “best-after-tax” cutback that may apply to Mr. Feeney’s severance payments and benefits if such payments and benefits are subject to the excise tax provisions under Section 4999 of the Internal Revenue Code of 1986, as amended, as further described above under “-Feeney Employment Agreement.” Mr. Feeney retired from the Company, effective September 30, 2022.

(2)
Mr. Jackson retired from the Company effective February 4, 2022 and the Company entered into a Separation and Transition Agreement with Mr. Jackson. Under the Separation and Transition Agreement, no payments or benefits would be due in the event of a termination event or ‘change of control’ as of June 30, 2022 other under the general terms of our equity award plans. Mr. Jackson’s employment with the Company ended on August 15, 2022.

(3)	Mr. Agrawal retired from the Company on October 8, 2021, so no payments or benefits would be due in the event of a termination event or ‘change of control’ as of June 30, 2022.
(4)
As further described above under “Executive Employment Agreements-Stewart Employment Agreement,” if Mr. Stewart is terminated without “cause” or resigns for “good reason”, then subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Stewart is eligible to receive a severance package consisting of six months of continued base salary and up to a 6-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Stewart will instead be provided a lump sum payment equal to the sum of his base salary and last annual bonus paid in the fiscal year completed prior to such termination. In addition, as further described above under “Equity Awards-Scott Stewart,” Mr. Stewart’s outstanding options under his initial option award are eligible for accelerated vesting upon a “change of control” of the Company, subject to his continued employment with the Company as of immediately prior to the applicable transaction. Note that the above estimates do not take into account the potential application of any “best-after-tax” cutback that may apply to Mr. Stewart’s severance payments and benefits if such payments and benefits are subject to the excise tax provisions under Section 4999 of the Internal Revenue Code of 1986, as amended, as further described above under “Stewart Employment Agreement.”

(5)
As further described above under “Executive Employment Agreements- Venkatesan Employment Agreement,” if Mr. Venkatesan is terminated without “cause” or resigns for “good reason”, then subject to his execution of a release of claims and continued compliance with the covenants in his employment agreement, Mr. Venkatesan is eligible to receive a severance package consisting of six months of continued base salary and up to a 6-month COBRA subsidy. However, if such termination occurs within 24 months following a “change of control,” then Mr. Venkatesan will instead be provided a lump sum payment equal to the sum of his base salary and last annual bonus paid in the fiscal year completed prior to such termination. In addition, as further described above under “Equity Awards-Ravi Venkatesan,” Mr. Venkatesan’s outstanding options under his initial option award are eligible for accelerated vesting upon a “change of control” of the Company, subject to his continued employment with the Company as of immediately prior to the applicable transaction. Note that the above estimates do not take into account the potential application of any “best-after-tax” cutback that may apply to Mr. Venkatesan’s severance payments and benefits if such payments and benefits are subject to the excise tax provisions under Section 4999 of the Internal Revenue Code of 1986, as amended, as further described above under “Venkatesan Employment Agreement.”

CEO PAY RATIO DISCLOSURE
As required by SEC rules, we are providing the following information about the relationship of the annualized total compensation of our Chief Executive Officer, Sean Feeney, to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.
Median Employee Determination
We identified our median employee in fiscal 2022 by calculating the fiscal 2022 cash compensation for all of our employees, excluding our Chief Executive Officer, who were employed by us on June 30, 2022. Cash compensation included all cash salaries, wages, and bonuses paid to each employee during the fiscal year.
Annual Compensation of Median Employee Using Summary Compensation Table Methodology
After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use in the Summary Compensation Table. The fiscal 2021 compensation for our median employee was $76,586, and our Chief Executive Officer was $990,474.
2022 Pay Ratio
Based on the above information, the estimated ratio of the annual total compensation of our Chief Executive Officer to the median employee is 13:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees, distribution of employees across geographies, and the wide range of methodologies that the SEC rules allow companies to adopt in calculating this pay ratio.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was, during fiscal 2022, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or, except as described herein, had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission (“Item 404”).
During fiscal 2022, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility to oversee and review the quality and integrity of the Company’s financial statements and internal controls over financial reporting, and the independent auditor’s qualifications and independence.
Management has the primary responsibility for the preparation of the financial statements and establishing effective internal controls over financial reporting. The Company’s management has represented to the Audit Committee that the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 were prepared in accordance with generally accepted accounting principles.
The Company’s independent registered public accounting firm (BDO USA, LLP) is responsible for auditing these consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and BDO the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, including the critical accounting policies applied by the Company in the preparation of these financial statements. The Audit Committee discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
In addition, the Audit Committee received from BDO the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and discussed with such firm its independence from the Company and the Company’s management. At its meetings in fiscal year 2022, the Audit Committee met with the Company’s Chief Financial Officer and other senior members of the Company’s management, including the Senior Director of Internal Audit. The Audit Committee reviewed with BDO the overall scope and plans for their audit in fiscal year 2022. The Audit Committee also received regular updates from the Company’s Chief Financial Officer on internal controls and business risks and from the Company’s General Counsel, who leads the Company’s compliance program, on compliance and ethics issues.
The Audit Committee met with BDO, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. For more detail regarding the Company's internal controls over financial reporting including identified material weaknesses, please refer to the Corporate Governance discussion within this Proxy Statement and Item 9A of the Company’s Form 10-K for the year ended June 30, 2022. The Audit Committee also met with the Company’s General Counsel, with and without management present, to review and discuss compliance and ethics matters, including compliance with the Company’s Code of Business Conduct and Ethics.
On an ongoing basis, the Audit Committee considers the independence, qualifications, compensation and performance of BDO. Such consideration includes reviewing the written disclosures and the letter provided by BDO in accordance with applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and discussing with the BDO their independence.
The Audit Committee is responsible for the approval of audit, audit-related, tax, and all other fees, and the Committee reviewed and pre-approved all fees paid to BDO in fiscal year 2022. The Audit Committee has adopted a policy for pre-approval of services to be performed by the independent auditor. Further information on this policy and on the fees paid to BDO in fiscal year 2022 can be found in the section of this proxy statement titled “PRINCIPAL ACCOUNTANT FEES AND SERVICES.” The Audit Committee also monitors the Company’s hiring of former employees of BDO.
The Audit Committee concluded that BDO is independent from the Company and its management, and intends to retain BDO as the Company’s independent auditor for fiscal year 2023. The Audit Committee and the Board believe that the continued retention of BDO is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of BDO as the Company’s independent auditor for fiscal year 2023.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the Securities and Exchange Commission.
The Audit Committee
Shannon Warren (Chair)
Ellen Richey
Anne Smalling
The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees
Audit fees consisted of fees for the audit of our annual financial statements, review of quarterly financial statements and the audit of internal control over financial reporting, as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.
Our independent registered public accounting firm, BDO USA, LLP, billed us aggregate fees in the amount of $1,429,593 for the fiscal year ended June 30, 2022 and $1,661,000 for the fiscal year ended June 30, 2021 in connection with services rendered.
Due to the Company’s delayed filing of the Annual Report on Form 10-K for the fiscal year ended June 30, 2022 that was completed on October 19, 2022, our final audit fees for the fiscal year ended June 30, 2022 have not yet been determined and billed. The final amount of audit fees for services will vary from the amount reported above.
Audit-Related Fees
Audit-related fees consisted of fees for the audit of the Company’s 401(k) retirement plan. Our independent registered public accounting firm, BDO USA, LLP, billed us aggregate fees in the amount of $20,526 during the fiscal year ended June 30, 2022 and $17,000 during the fiscal year ended June 30, 2021 in connection with services rendered.
Tax Fees
There were no tax fees billed to us by our independent registered public accounting firm, BDO USA, LLP during the fiscal years ended June 30, 2022 and June 30, 2021.
All Other Fees
There were no other fees billed to us by our independent registered public accounting firm, BDO USA, LLP during the fiscal years ended June 30, 2022 and June 30, 2021.
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee intends to appoint BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2023. The shareholders will be asked to ratify this appointment at the Annual Meeting. A representative of BDO USA, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.
The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:
RESOLVED, that the appointment by the Audit Committee of the Board of Directors of the Company of BDO USA, LLP, independent registered public accounting firm, to examine the books, accounts and records of the Company for the fiscal year ending June 30, 2023 is hereby ratified and approved.
The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say-on-pay”).
We are asking our shareholders to indicate their support and approval for our named executive officer compensation, as described under the Compensation Discussion and Analysis section of this proxy statement, including the tables that follow which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors. In deciding how to vote on this proposal, the Board of Directors encourages you to read the Compensation Discussion and Analysis and the tables that follow.
The Board of Directors recommends that shareholders approve, on an advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders, is hereby approved. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.”
The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – AMENDMENT TO THE 2018 EQUITY INCENTIVE PLAN
On October 27, 2022, the Board of Directors adopted, subject to shareholder approval, an amendment to the Cantaloupe, Inc. 2018 Equity Incentive Plan (the “Plan”) to increase the number of shares of Common Stock with respect to which awards thereunder may be issued (the “Second Amendment”). The Plan provides for the granting of annual and long-term equity awards, including stock options, restricted stock, performance awards, and other stock-based awards, to our employees, directors, consultants and advisors. The number of shares currently issuable under the Plan, as amended by the first amendment to the Plan, adopted in May 2020, is up to 4,000,000 shares of Common Stock. The Second Amendment provides for an increase in shares issuable under the Plan by 6,000,000 to 10,000,000. These additional shares would represent 8.4% of the shares of Common Stock that were issued and outstanding as of September 9, 2022.
The closing stock price of Common Stock reported on Nasdaq on September 8, 2022, our record date, was $5.45 per share. The full text of Second Amendment that shareholders are being asked to approve is attached as Appendix A to this proxy statement. The full text of the Plan is set forth as Appendix A to the Company’s proxy statement for its 2018 Annual Meeting of Shareholders, filed with the SEC on April 2, 2018, as amended by the first amendment to the Plan in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders, filed with the SEC on May 5, 2020.
Reasons for Requesting Additional Shares
Our Compensation Committee and our Board believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We also believe that our ability to do so depends on being able to offer key personnel competitive compensation. If the Second Amendment is not approved, our future ability to issue appropriate equity compensation (and to structure our compensation program as described above) would be significantly limited, which could impede our ability to hire and retain talent.
On September 8, 2022, the Company announced that its Chief Executive Officer, Sean Feeney, would be retiring, effective September 30, 2022. In connection with the promotion of our Chief Operating Officer, Ravi Venkatesan, to be our new Chief Executive Officer, Mr. Venkatesan was provided with an equity award of options to purchase 800,000 shares of common stock, which is contingent on the approval and issuance of additional shares under the Company’s 2018 Equity Incentive Plan under this plan amendment. Retaining and motivating our new CEO is a key part of our strategic plans.
Key Data
The Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize shareholder value by granting the appropriate number of equity awards necessary to attract, retain and motivate employees. Based on historical usage and our internal growth plans, we expect that the proposed additional shares approved under this Second Amendment will be sufficient for approximately four years of awards, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our recent historical burn rate discussed below, and noting that future circumstances may require us to change our equity grant practices.
When approving the Second Amendment, our Board of Directors considered the burn rate with respect to the equity awards granted by our Company, as well as our overhang. Our burn rate is equal to the total number of equity awards our Company granted in a fiscal year divided by the weighted average number of shares of Common Stock issued and outstanding during the fiscal year.
	Fiscal 2020	Fiscal 2021	Fiscal 2022	Average
Number of equity awards granted	2,727,475	942,848	1,412,229	1,694,184
Burn rate %	4.33%	1.41%	1.99%	2.57%

Equity Compensation Plan Information
As of June 30, 2022, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,904,833	$7.66	687,689(1)
Equity compensation plans not approved by security holders	1,000,000	$6.30	140,000(2)
TOTAL	3,904,833	$6.73	827,689
(1)
Represents (i) 179,843 stock options or shares of common stock remaining to be awarded under the 2018 Equity Incentive Plan, (ii) 392,159 stock options or shares of common stock remaining to be awarded under the 2015 Equity Incentive Plan, and (iii) 115,687 stock options remaining to be awarded under the 2014 Stock Option Incentive Plan.

(2)
Represents 140,000 shares issuable to our former CEO George R. Jensen, Jr. upon the occurrence of a USA Transaction as such term is defined in the Jensen Stock Agreement dated September 27, 2011 by and between the Company and George R. Jensen, Jr.

Note that the Second Amendment will not affect or modify the Company’s 2013 Stock Incentive Plan, 2014 Stock Option Incentive Plan, or 2015 Equity Incentive Plan (the “Existing Plans”), each of which was previously approved by our shareholders. Our employees, directors and consultants are also eligible to receive awards under these plans. As of October 27, 2022, fewer than 100,000 shares remain available for future equity awards under the Existing Plans.
Effect of the Second Amendment
The sole effect of the Second Amendment is to increase the total number of shares of Common Stock issuable under the Plan from 4,000,000 shares to 10,000,000 shares. No changes to the material features of the Plan are being proposed.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE SECOND AMENDMENT TO THE COMPANY’S 2018 EQUITY INCENTIVE PLAN.
Material Features of the Plan
Although our shareholders are only being ask to vote to approve the Second Amendment, below is a summary of the material terms of the Plan, which is qualified in its entirety by reference to the complete text of the Plan, which is set forth as Appendix A to the Company’s proxy statement for its 2018 Annual Meeting of Shareholders, filed with the SEC on April 2, 2018, as amended by the first amendment to the Plan in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders, filed with the SEC on May 5, 2020, and the Second Amendment. Shareholders are encouraged to read the text of the Plan (and the Second Amendments) in its entirety.
Purpose. The purpose of the Plan is to attract and retain employees, directors, consultants, and advisors, to provide an incentive for them to assist us in achieving our long-range performance goals, and to enable them to participate in our long-term growth.
Effective Date. The Plan initially became effective on the date of our 2018 Annual Meeting following approval by our shareholders and was amended on the date of our 2020 Annual Meeting following approval by our shareholders. The Second Amendment will become effective on the date of our 2023 Annual Meeting, if approved by our shareholders.
Term. The Plan will expire on April 26, 2028, after which date no new awards may be granted under the Plan; provided, however, that the term of any option granted under the Plan may not be more than seven (7) years from the date of grant.
Securities to be Offered and Eligible Participants. The Plan, as amended by the Second Amendment, provides for the issuance of a maximum of 10,000,000 shares pursuant to the awards under the Plan to our and our subsidiaries’

employees, directors, executive officers, consultants, and advisors. All of our employees, executive officers, and non-employee directors are eligible to participate in the Plan. As of September 15, 2022, approximately 233 employees, including three executive officers, and eight non-employee directors were eligible to receive awards under the Plan. The basis of participation of an individual under the Plan, and the type and amount of any award that an individual will be entitled to receive under the Plan, will be determined by the Compensation Committee based on its judgment as to the best interests of the Company and its shareholders, and therefore cannot be determined in advance.
The shares of our Common Stock available for issuance under the Plan, shares of Common Stock subject to outstanding awards under the Plan, and exercise prices of outstanding options under the Plan are subject to adjustment for any stock dividend, recapitalization, stock split, stock combination or certain other corporate reorganizations. Adjustments do not have to be uniform as between different awards or different types of awards.
To the extent the Company grants a stock option, stock award, or restricted share under the Plan, the number of shares that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such award. If an award granted under the Plan is canceled, terminated, expires before exercise, or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, the number of shares underlying such award, which were not issued or which were issued and forfeited, terminated, or canceled, shall again be available under the Plan for subsequent awards. Notwithstanding anything to the contrary, shares of Common Stock subject to an award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) subject to a stock option and were not issued or delivered upon the net settlement or net exercise of such stock option; (ii) shares delivered to or withheld by the Company to satisfy the purchase price or tax withholding obligations relating to an outstanding award; or (iii) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock option. Shares issued pursuant to awards under the Plan may be authorized and unissued shares or shares that we reacquired including in the open market.
Administration. The Plan is administered by the Compensation Committee of our Board. Subject to the provisions of the Plan, the Compensation Committee has full authority and discretion to take the following actions: (i) to grant and amend awards, (ii) to adopt, amend, and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any award, (iii) to construe and determine the Plan and any documentation (including electronic) relating to the Plan or awards thereunder; (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan and any awards; (v) to determine the terms and provisions of awards, which need not be identical; and (vi) to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration and interpretation of the Plan.
If any awards are to be granted under the Plan to an executive officer of the Company or to a director, any such award shall also be approved by the Board of Directors upon recommendation of the Compensation Committee.
Subject to the terms and limitations set forth in the Plan, the Chairman and Chief Executive Officer has the authority to: (i) designate employees (other than executive officers) to be the recipients of awards, and (ii) determine the number of shares (including the number of shares underlying stock options) to be awarded to such employees.
Options. Subject to the provisions of the Plan, the Compensation Committee may award options to purchase shares of common stock and has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price of the option; (iv) the duration of the option; (v) the time, manner, and form of payment upon exercise of an option; and (vi) provisions relating to vesting, forfeiture, and repurchase of the options.
The exercise price per share for each option, including both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), to be granted under the Plan may not be less than the fair market value per share of our Common Stock on the date of such grant. In no event may the Compensation Committee amend an outstanding option agreement to reduce the exercise price or otherwise reprice or institute an option exchange program, or if the exercise price of an option is above the fair market value per share of our Common Stock, take action to cancel and re-grant or exchange an outstanding option for cash or another award, unless such action is approved by our shareholders.
Each option granted will expire on the date specified by the Compensation Committee, but not more than seven years from the date of grant. Generally, unless stated otherwise in an applicable award agreement, no option may be exercised more than 90 days following termination of employment; however, in the event that termination is due to death or disability, the option is exercisable for a maximum of one year after such termination.

Restricted Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant shares of restricted stock to participants with such restricted periods and other conditions as the Compensation Committee may determine (and for no cash consideration or such other consideration as may be required by applicable law or by the Compensation Committee). The Compensation Committee may also provide for the right of the Company to repurchase all or part of such shares at the issue price or other stated or formula price from the participant, or for the forfeiture of all or any part of such shares by the participant, in the event that the conditions specified by the Compensation Committee in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such award.
Other Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant other awards based upon the Common Stock, including, without limitation, the grant of shares based upon certain conditions, performance goals, or shares of our Common Stock not subject to any restrictions.
Performance Awards. Subject to the provisions of the Plan, the Compensation Committee may grant awards under the Plan that are subject to such performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
The Compensation Committee may establish performance goals that are measured either individually, alternatively, or in any combination, applied to either the Company as a whole or to a specified subsidiary or business unit, and measured over a performance period, on an absolute basis or relative to a pre-established target to a previous year’s result or to a designated comparison group, either based on United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee in the award. The business criteria that the Compensation Committee may use in establishing performance goals for such an award include, among others: net new connections to the Company’s service; adjusted EBITDA; operating cash flow; earnings per share; operating income; adjusted operating income; non-GAAP net income; operating margin; return on equity; return on assets; total revenues; or total shareholder return.
Clawbacks. Awards under the Plan will be subject to any clawback and/or forfeiture policy of the Company, as applicable, and repayment when required by any policy adopted by The NASDAQ Stock Market LLC. Awards under the Plan are also generally subject to any recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time.
General Provisions. Each award will be evidenced by a written document (which may be electronic), specifying the terms and conditions thereof, and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Compensation Committee considers necessary or advisable. The terms of each type of award need not be identical and the Compensation Committee need not treat participants uniformly. The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.
The Compensation Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, or (iii) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares are traded or quoted, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially impair the rights of any participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.
The Compensation Committee will determine the effect on an award of the death, disability, retirement, or other termination of employment of a participant and the extent to which and period during which the participant’s legal representative or guardian may receive payment of an award or exercise rights thereunder. The Compensation Committee, in its discretion, may waive or amend the operation of provisions regarding exercise of awards after termination of employment and, except as otherwise provided in the Plan, adjust any of the terms under any award. Except to the extent permitted by the Compensation Committee with respect to NQSOs, grants under the Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 51% or more of the Company’s Common Stock, a change in the majority of the Board of Directors under certain circumstances, or the consummation of a reorganization, merger, or consolidation (unless, among other conditions, the Company’s shareholders receive more than 51% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.
In the case of a change of control pursuant to which the awards are not effectively assumed or replaced in accordance with the terms of the Plan, then, upon such change of control, all stock options will become immediately exercisable, and will remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and the shares will become fully vested, and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change of control, and the vesting of all such awards will be accelerated as of the effective date of the change of control. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be canceled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to: (i) in the case of a stock option, the number of shares then subject to the portion of such award canceled multiplied by the excess, if any, of the highest per-share price offered to holders of Common Stock in the change of control transaction, over the purchase price per share subject to the award; and (ii) in the case of restricted shares, the number of shares of Common Stock then subject to the portion of such award canceled to the extent the performance criteria (if any) applicable to such award are satisfied multiplied by the highest per share price offered to holders of Common Stock in the change of control transaction.
In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or replaced or otherwise remained outstanding, then, upon such termination of employment, all stock options will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions: (i) in the event that the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment; and (ii) in the event that the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment and target performance.
The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock
The following table sets forth, as of September 15, 2022, the beneficial ownership of the common stock of each of the Company’s directors, by the named executive officers included in the Fiscal Year 2022 Summary Compensation Table set forth above, by the Company’s directors, named executive officers and other executive officers as a group, and by the beneficial owners of more than 5% of the common stock. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable:
Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Anant Agrawal	164,527(3)	*
Lisa P. Baird	110,015	*
Douglas G. Bergeron	200,015	*
Douglas L. Braunstein	12,266,072(4)	17.2%
Ian Harris	84,218	*
Sean Feeney	501,134	*
R. Wayne Jackson	264,019	*
Jacob Lamm	100,015	*
Michael K. Passilla	100,015	*
Ellen Richey	100,015	*
Anne M. Smalling	100,015	*
Scott Stewart	116,548	*
Ravi Venkatesan	290,545	*
Shannon S. Warren	100,015	*
All directors, named executive officers and other executive officers as a group (14 persons)	14,497,168	20.4%
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Ardsley Advisory Partners LP	5,008,000(5)	7.0%
BlackRock, Inc.	3,900,528(6)	5.5%
Hudson Executive Capital LP	12,245,860(4)	17.2%
Oakland Hills BV	3,626,661(7)	5.1%
*	Less than one percent (1%)
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or dispositive power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of September 15, 2022, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of common stock beneficially owned is based on 71,207,416 shares outstanding as of September 15, 2022.
(3)	Includes 122,860 shares of common stock that are held in a family trust.
(4)
Based upon a Form 4 filed on May 25, 2022 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 12,245,860 shares of common stock: Hudson Executive, which serves as investment advisor to certain affiliated investment funds which have the right to receive dividends from, and the proceeds from the sale of, the 12,245,860 shares; HEC Management GP LLC, which is the general partner of Hudson Executive; and Douglas L. Braunstein, who is the managing partner of Hudson Executive and the managing member of HEC Management GP LLC. Mr. Braunstein’s total includes 20,212 shares of common stock directly owned by him. The business address of each of the foregoing persons is Hudson Executive Capital LP c/o Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281.

(5)
Based upon a Schedule 13G/A filed on February 8, 2022 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 5,008,000 shares of common stock: Ardsley Advisory Partners LP, Ardsley Advisory Partners GP LLC, Philip J. Hempleman, Ardsley Partners I GP LLC. Of the aforementioned 5,008,000, Ardsley Partners Advanced Healthcare Fund, L.P. has shared voting and dispositive power over 4,197,200 shares. The principal business address of each of the foregoing persons is 262 Harbor Drive, Stamford, CT 06902.

(6)
Based upon a Schedule 13G filed on February 4, 2022 with the Securities and Exchange Commission, each of the following subsidiaries of BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Cantaloupe, Inc. : Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, NA, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)
Based upon a Schedule 13G/A filed on July 20, 2022 with the Securities and Exchange Commission, each of the following persons has voting and dispositive power over 3,626,661 shares of common stock: Oakland Hills BV, Malabar Hill NV, who is the statutory director of Oakland Hills BV, and Drs F.H. Fentener van Vlissingen, who is the statutory director of Malabar Hill NV. The principal business address of each of the foregoing persons is Albert Hahnplantsoen 23, 1077 BM, Amsterdam, The Netherlands.

Preferred Stock
The following table sets forth, as of September 15, 2022, the beneficial ownership of the Series A Preferred Stock by the Company’s directors, by the named executive officers included in the Fiscal Year 2022 Summary Compensation Table set forth above, by the Company’s directors, named executive officers and other executive officers as a group, and by the beneficial owner of more than 5% of the Series A Preferred Stock. There were no shares of Series A Preferred Stock beneficially owned as of September 15, 2022 by the Company’s directors, by the named executive officers included in the Fiscal Year 2022 Summary Compensation Table set forth above, or by the directors, named executive officers and other executive officers as a group. Except as indicated below, the Company believes that the beneficial owners of the Series A Preferred Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
Name of Beneficial Owner	Number of Shares of Series A Preferred Stock(1)	Percent of Class
Legion Partners Asset Management, LLC	44,250(2)	11. 49%
All current directors and executive officers as a group (19 persons)	—	*
*	Less than one percent (1%)
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. The percentage of Series A Preferred Stock beneficially owned is based on 385,282 shares outstanding as of September 15, 2022.

(2)
Based upon a Schedule 13D/A filed on November 4, 2016 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 44,250 shares of Series A Preferred Stock: Legion Partners Asset Management, LLC, Legion Partners, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper, Bradley S. Vizi and Raymond White. Of the aforementioned 44,250 shares, Legion Partners, L.P. I has shared voting and dispositive power over 37,054 shares, and Legion Partners, L.P. II has shared voting and dispositive power over 7,196 shares. The business address of each of the foregoing persons is 9401 Wilshire Boulevard, Suite 705, Beverly Hills, California 90212.

OTHER MATTERS
Expenses of Solicitation
All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.
Certain Relationships and Related Party Transactions
We have adopted a formal written policy, which is set forth in our Audit Committee Charter, that our Audit Committee review and approve all related-party transactions, defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K. Executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 is considered a “related party transaction” and must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
In addition, under our Code of Business Conduct and Ethics, our executive officers and directors have a responsibility to disclose any transaction or relationship that reasonably could be expected to interfere with their exercise of independent judgment or materially impair the performance of their responsibilities to our Board of Directors, which shall be responsible for reviewing such transaction or relationship and determining whether any action needs to be taken.
Certain Employees of Hudson Executive Provide Consulting Services to the Company
Ian Harris and another employee of Hudson Executive, a greater than 10% shareholder of the Company, entered into consulting agreements with the Company in August and September of 2020, respectively, under which the consultants are to provide financial and strategic analysis and advisory services to the CEO through July 31, 2021. As consideration for the services, in March 2021 Mr. Harris was granted 35,000 restricted stock units and the other Hudson Executive employee was granted 45,000 restricted stock units. In September 2021, the Company extended these consulting agreements through July 31, 2022 and, in connection therewith, Mr. Harris was granted 12,500 restricted stock units and the other Hudson Executive employee was granted 7,500 restricted stock units. Hudson Executive was not a party to these agreements and did not receive any compensation for the services provided by the consultants to the CEO. On February 2, 2022, Mr. Harris was appointed to the Board. In connection with his appointment, his consulting agreement was terminated and 5,229 unvested units were cancelled.
Other Transactions with Related Persons
In determining director independence, our Board reviews other transactions with related persons. As required by Item 407(a)93) of Regulation S-K, our Board considered the following transaction in evaluating Mr. Passilla’s independence:
Mr. Passilla serves as a strategic advisor to Optimized Payments, Inc. (“Optimized”), a consulting firm that we utilize for payments analytics and advisory services. The Company uses these services in analysis, comparison and negotiation of our interchange and other processing fees charged by payment processors and credit card networks. As consideration for the services, we pay the consulting firm a subscription fee, as well as success fee for certain savings realized by the Company. Mr. Passilla does not have a material interest in the Company’s arrangement with Optimized. Mr. Passilla’s aggregate ownership interest in Optimized is less than 10% of the entity, so is covered by the safe harbor provision of Item 404.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during the fiscal year ended June 30, 2022, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except one report, covering a total of one transaction, was filed late by each of Messrs. Agrawal, Feeney, Jackson, and Stewart as a result of an administrative error.
Householding
As permitted by the Exchange Act, only one copy of the Notice is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement or annual report. We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355.
Shareholders residing at the same address and currently receiving only one copy of the Notice may contact the Corporate Secretary at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, to request multiple copies in the future. Shareholders residing at the same address and currently receiving multiple copies may contact the Corporate Secretary to request that only a single copy of the Notice be mailed in the future.
2024 Shareholder Proposals
Pursuant to Rule 14a-8 of the Exchange Act, proposals of shareholders for possible consideration at the 2024 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company before the close of business on May 27, 2023 to be included in the proxy statement for that meeting, if appropriate for consideration under applicable securities laws.
In addition, our bylaws provide that, in order to be properly brought before the 2024 Annual Meeting, a shareholder’s notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to Rule 14a-8 promulgated under the Exchange Act), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2023 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 promulgated under the Exchange Act) must be received no earlier than August 11, 2023, and no later than the close of business on September 10, 2023, unless our annual meeting date occurs more than 30 days before or 60 days after November 30, 2023. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2024 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2024 Annual Meeting; or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2024 Annual Meeting.
Notices discussed above and requests for copies of the relevant By-Law provisions regarding the requirements for making shareholder proposals and director nominations may be sent to our Corporate Secretary at our principal executive office as follows: Cantaloupe, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.
Other Matters
The Board does not know of any other matters which may come before the meeting. If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

APPENDIX A
SECOND AMENDMENT TO THE
USA TECHNOLOGIES, INC.
2018 EQUITY INCENTIVE PLAN
Pursuant to Section 12(a) of the Cantaloupe, Inc. 2018 Equity Incentive Plan (the “Plan”), subject to approval by the shareholders of Cantaloupe, Inc. at the 2023 Annual Meeting of Shareholders of Cantaloupe, Inc., the Plan is hereby amended as follows:
1. The references to ‘USA Technologies, Inc.’ are hereby replaced with “Cantaloupe, Inc.”
2. The reference to “4,000,000” in Section 3(a) of the Plan is hereby replaced with “10,000,000.”
Except as expressly set forth above, the terms and provisions of the Plan shall remain in full force and effect in accordance with their terms.

cantaloupe

BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 29, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 27, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTLP2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 29, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 27, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90902-P79521 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CANTALOUPE, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lisa P. Baird	☐	☐	☐
1b. Douglas G. Bergeron	☐	☐	☐
1c. Ian Harris	☐	☐	☐
1d. Jacob Lamm	☐	☐	☐
1e. Michael K. Passilla	☐	☐	☐
1f. Ellen Richey	☐	☐	☐
1g. Anne M. Smalling	☐	☐	☐
1h. Ravi Venkatesan	☐	☐	☐
1i. Shannon S. Warren	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2023.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐
4. Approval of an amendment to the Company's 2018 Equity Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

For address changes, please send via email to: InvestorRelations@cantaloupe.com

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

D90903-P79521

CANTALOUPE, INC.
Annual Meeting of Shareholders
November 30, 2022 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Scott Stewart and Davina Furnish, or either of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholder(s) to be held at 11:00 AM, EST on November 30, 2022, at www.virtualshareholdermeeting.com/CTLP2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side